UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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COVETRUS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2022
Dear Shareholder,
On behalf of the Board of Directors, I am pleased to invite you to participate in the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. on May 11, 2022 at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be conducted as a virtual meeting of shareholders, a format that we believe will provide expanded access, improved communication and cost savings to our shareholders and the Company. You will be able to participate in the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.proxydocs.com/CVET. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person.
In order to participate, you must register at www.proxydocs.com/CVET up until the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will also permit you to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email.
You will find detailed information regarding the business to be conducted at the Annual Meeting in our notice of Annual Meeting and proxy statement. Shareholders will receive a Notice of Internet availability of the proxy materials instead of a printed copy of the proxy materials. The Notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.
At the Annual Meeting, you will be asked to (1) elect the director nominees, each to serve until our 2023 annual meeting of shareholders; (2) ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year; and (3) approve, by a non-binding advisory vote, the 2021 compensation paid to our named executive officers.
Your vote is important regardless of the number of shares you own. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the proxy statement and cast your proxy vote promptly either online, over the phone or by returning your signed proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to participate in the Annual Meeting and vote during such meeting should you so choose.
On behalf of the Board of Directors, I would like to express our appreciation for your investment in our Company. I look forward to your participation in the Annual Meeting.

Sincerely,
Philip Laskawy
Chairman of the Board

COVETRUS, INC.
7 Custom House Street
Portland, ME 04101
________________________________
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To be held on May 11, 2022
________________________________
Dear Shareholders:
The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Covetrus, Inc. (the “Company”) will be held on Wednesday, May 11, 2022 at 10:00 a.m. Eastern Time. The Annual Meeting will be a virtual shareholders meeting at www.proxydocs.com/CVET being held for the following purposes:
1.to elect the Director nominees, each to serve until our 2023 annual meeting of shareholders, and as to each, until a successor is duly elected and qualified, or until the earlier death, resignation, or removal of the Director;

2.ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3.to approve, by a non-binding, advisory vote, the 2021 compensation paid to our named executive officers.
We also will transact such other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.
The Board of Directors fixed the close of business on March 14, 2022 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at 7 Custom House Street, Portland, Maine 04101 on the date of, and for ten days prior to, the Annual Meeting.
To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/CVET. In order to participate, you must register at www.proxydocs.com/CVET up until the commencement of the Annual Meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Proxy Statement may be accessed free of charge at www.proxydocs.com/CVET.
Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.
By Order of our Board of Directors,
Margaret B. Pritchard
Corporate Secretary
Portland, Maine
April 1, 2022

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF COVETRUS, INC.
May 11, 2022

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by Covetrus, Inc. (“we,” “us,” “our,” “Covetrus” or the “Company”) on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of proxies for use at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, May 11, 2022 at 10:00 a.m. Eastern Time. This year’s Annual Meeting is a virtual shareholders meeting at www.proxydocs.com/CVET.
PROXY STATEMENT SUMMARY
This Proxy Statement provides information for shareholders of Covetrus, as part of the solicitation of proxies by the Company and its Board from holders of the outstanding shares of the Company’s common stock (“Common Stock”), for use at the Annual Meeting.
This summary highlights select information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. You should read the full Proxy Statement before casting your vote.
2022 ANNUAL MEETING

Date and Time:	Wednesday, May 11, 2022, at 10:00 a.m. Eastern Time.
Location:	The meeting is a virtual shareholders meeting only at www.proxydocs.com/CVET
Record Date:	March 14, 2022
Voting Items:

The following table summarizes the proposals to be considered at the Annual Meeting and the voting recommendations of the Board with respect to each proposal.

Proposal Number	Proposal	Board Voting Recommendation	Page Number
1	The election to the Board of Directors of the nominees named in the Proxy Statement.	FOR each director nominee	6
2	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.	FOR	39
3	An advisory vote on the 2021 compensation paid to our named executive officers.	FOR	42

i

Business Overview

Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine.

Covetrus has over 100 offices throughout the world. The Company is well established in the United States, western Europe, Australia and New Zealand, operating in 22 countries. We are growing our presence in Brazil, China, eastern Europe and other emerging markets. Covetrus has more than 5,700 employees, serving over 100,000 customers around the globe. The Company’s senior management team is based primarily within the U.S. and Europe.

History and Corporate Information

We are a global animal-health technology and services company dedicated to supporting the companion, equine, and large-animal veterinary markets. Our mission is to provide the best products, services, and technology to veterinarians and animal-health providers across the globe, so they can deliver exceptional care to their clients when and where it is needed.

We combined the complementary capabilities of Henry Schein, Inc.'s animal-health business and Direct Vet Marketing, Inc., bringing together innovative practice management software and supply chain and distribution businesses with a technology-enabled prescription management platform and related pharmacy services.

We are two years into our three-year strategy, and we believe our approach to the market supports the delivery of improved veterinary care and the health of our customers' veterinary practices, while driving increased demand for our products and services. We believe that building lasting relationships between veterinarians and animal-health providers is an important component to our future success.

Our strategic roadmap to an all-in-one solution for the veterinary market prioritizes providing our supply chain services, compounding services, PIMS, and the prescription management platform, all through one operating system. In January of 2022, we announced our veterinary operating system, Covetrus Pulse™, that we expect to launch in our North America segment in the second quarter of 2022.

Our future success largely depends on our ability to grow and adapt to the changes in the veterinary market. We expect to focus for 2022 and beyond on the faster-paced growth and higher margin areas of our business in our effort to create a similar product, service, and technology offerings across our segments.

Our Products, Services, and Technologies

Covetrus exists to help veterinarians and animal-health providers drive better health for animals and their clients as well as business outcomes. We believe the integration of our products, programs, services, and technologies will provide an all-in-one platform for veterinarians and animal-health providers to utilize across their practices.

We manage our organization geographically in three reportable segments: (i) North America, (ii) Europe, and (iii) Asia Pacific (APAC) & Emerging Markets. Our current product and service offerings across our segments include:
North America Segment: Has the most expansive collection of products, services, and technologies for our customers and anima owners. In broad categories, we offer supply chain services, software services, and prescription management.

Europe Segment: We offer supply chain services and software services to our customers and animal owners.

Asia-Pacific and Emerging Markets Segment: We offer supply chain services and software services to our customers and animal-owners.

Our major products and service categories are described below.

Supply Chain Services

Logistics and in-clinic supply	Proprietary Brands	Membership Organizations

We offer a comprehensive portfolio of products, services, and value-added solutions to our Customers for enhancing practice revenue, operating efficient practices, and delivering high-quality animal care. By combining our global scale and logistical expertise with robust software and ordering tools, a broad product offering at competitive prices, and a strong commitment to customer service, we strive to be an indispensable and trusted partner for our Customers’ evolving needs. We are also continuing to grow our portfolio of Covetrus-branded and proprietary-branded products. These are products and solutions we develop and manufacture, both in-house and using third party contract to manufacturers, that we market and sell under Covetrus-owned branding. Currently, our main proprietary brands are Vi, Kruuse, SmartPak, and Calibra, along with Covetrus-branded products.

Software Services

Software and e-commerce	Wellness Plans

We develop, provide, and support veterinary practices with a wide range of veterinary software systems. These technology solutions include practice management software, data-driven applications, client communications tools, and related services, which are designed to increase staff efficiency and improve business health, allowing veterinarians and their staff more time to provide patient care. We also offer solutions that integrate with our software platforms, including client communication services, reminders, data backup services, hardware sales and support, and credit card processing. These integrated veterinary marketing services leverage practice-level data and consumer insights to deliver highly personal, relevant, and timely communications, strengthening the veterinary-client patient relationship and improving an animal owner's loyalty to their veterinarian. Our payment solutions also help veterinarians save time and money with credit card processing services, which are integrated into our veterinary software systems to streamline workflow.

Prescription Management (currently in our North America Segment only)

Prescription Management

Our prescription management platform, which integrates into our practice management software and workflow, leverages insights and analytics, client engagement and outreach communications, and integrated veterinary-pharmacy services in order to improve medical compliance. To bring these benefits to fruition, we work directly with veterinary practices to provide client and practice-level insights and identify gaps in medical care.

Our veterinarians and animal-health practitioners can access our accredited veterinary pharmacies to fulfill compounded, specialty, patient-specific customized medications, and in-clinic use medications through our prescription management platform. Our strategy includes investing to further develop the capabilities of our prescription management platform and to grow our high margin custom-compounding medications.

We are building the infrastructure in the United States necessary to support growth of our pharmacy presence. As of December 31, 2021, we own or lease properties which are integral to our global operations as well as necessary infrastructure for our future growth. We also have 503A pharmacies as well as an FDA registered outsourcing facility under section 503B of the Federal Food, Drug, and Cosmetic Act. We completed legal-entity rationalization in 2021 and as a result of that process we are re-licensing our pharmacies and facility under one legal entity, Covetrus North America, LLC. Certain of our pharmacies have completed the re-licensing process for all 50 states and the District of Columbia. We currently anticipate completing this re-licensing process in all 50 states in the first half of 2022. Obtaining licensure for our pharmacies is an important factor in our strategic focus for expanding our pharmacy infrastructure.

Through the integrated product and service offerings available on our prescription management platform, we seek to enable our veterinarians and animal-health practitioners to manage the lifecycle of a prescription to create new revenue opportunities, adapt to changing purchasing behaviors of animal owners, and strengthen their client relationships through the convenience of our e-commerce, auto-ship services, and access to accredited veterinary pharmacies for standard prescriptions, preventatives, diets, and custom-compounded medications. These products and services ultimately allow our veterinarians and animal-health practitioners to improve the quality of animal care that is provided.

Human Capital

At the core of our strategy exists a commitment to build a strong culture and strong teams, enable scale, effectiveness and efficiency, and have the right capabilities and talent to drive business success.

Who Are We?
In 2021	Full-time Covetrians	Part-Time Covetrians
In North America	1,603	1,424
In Europe	1,771	116
In APAC & EM	661	135
Total Covetrians	4,035	1,675

For the year ended December 31, 2021, we had voluntary turnover of 20% as compared to voluntary turnover of 16% for the year ended December 31, 2020. In 2021, we also internally promoted 478 people of our workforce and 756 moved laterally within our organization.

In 2020, we created a global diversity, equity, and inclusion program, which includes a global advisory board and a number of global, business unit, and regional diversity and inclusion leads dedicated to driving our commitments and strategic focus areas as well as to ensure local support. The executive sponsors of program are Sharon Wienbar (member of our Board of Directors) and Ben Wolin (President and Chief Executive Officer). We identified five diversity and inclusion commitments to drive lasting change within five years: (i) diversity-focused recruitment, (ii) diversify the animal-health industry, (iii) employee education and training, (iv) inclusion & employee resource groups, (v) transparency. We are one year into our 5-year diversity and inclusion commitment; and in line with our expectation for public accountability we have disclosed our workforce by gender to drive increased accountability and comparability in future periods.

v

Our Executive Leadership Team
Ben Wolin President & CEO
Direct Reports to our CEO are 40% female
	Matt Malenfant Chief Commercial Officer	Matthew Foulston Chief Financial Officer	Georgia Wraight President, Global Technology Solutions	Bekki Kidd Head of Global Operations	Dustin Finer Chief Administrative Officer
% of function that is female by organizational level
Senior Vice President and Vice President	30%	8%	50%	17%	53%
Senior Director and Director	33%	37%	41%	21%	50%
Senior Manager, Manager, and Supervisor	62%	59%	47%	29%	34%
Individual Contributor[1]	61%	71%	57%	44%	44%
1 Employees without management responsibility

Occupational Health & Safety

At our facilities, first aid and CPR training is held annually on a volunteer basis to address the safety of employees in the case of emergencies. All Covetrus facilities have standard operating procedures created by dedicated safety committees that address industry best practice, cleaning procedures, site security, equipment, material handling, and use of PPE.

Throughout the COVID-19 pandemic, we have created subcommittees to review and reinforce PPE use and safety protocols. While health, safety, and quality have always been priorities, an emphasis on hygiene has helped keep our employees safe while at work and at home. Any employee who is re-entering Covetrus office space is required to complete a return-to-work training and COVID safety protocol.

Talent Attraction and Retention

We design our benefits on the basis of creating rewards programs that support a high-performance culture and attract and retain talent. We also prioritize aligning our high-performance culture with a focus on health. We are driving a clear intention on wellness throughout our organization. Our goal for our employees' well-being is that their lives are improved, their lives are healthier, life spans are longer, productivity is increased, and medical claims cost is reduced.

Our offerings to our employees, depending on location, also includes: resilience and wellness training, employee assistance programs, dog-friendly office environments, ESPP, identity theft, and pet insurance. In 2022, we started offering legal insurance to our employees.

We believe we maintain positive relations with our employees. In certain countries, we are bound by union agreements negotiated by the employer's association with the respective union representatives. We are also party to shop agreements on workplace-related issues, negotiated with works councils at individual facilities that relate to those facilities.

Our Board of Directors

Name, Principal Occupation & Relevant Experience	Age [1]	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee
Philip A. Laskawy Chairman of the Board Retired Chairman & CEO, Ernst & Young LLP	80	2019				Member
Deborah G. Ellinger Senior Advisor for The Boston Consulting Group; Former President/CEO of four PE-backed companies, former C-Suite executive at CVS and Staples, former banker with extensive public board experience.	63	2019			Member	Member
Paul Fonteyne Former CEO and Chairman of Boehringer-Ingelheim USA	60	2021		Member		Chair
Sandra L. Helton Former EVP/CFO/Director of Telephone & Data Systems, Inc. (TDS), Senior Finance and Accounting Leader at Compaq and Corning; extensive board experience at Principal Financial Group (current audit Chair) OptiNose, Inc. (current audit Chair), Lexmark, Covance.	72	2019		Chair		Member
Mark J. Manoff Operating Partner, MidOcean Partners Former EY Americas Vice Chair	65	2019		Member		Member
Edward M. McNamara President, TeamLaunch, LLC. Former Executive Rue La La, Cendant, and WEX.	57	2019		Member	Chair
Steven Paladino Executive Vice President, Chief Financial Officer, Member of the Board of Directors of Henry Schein, Inc.	64	2019

Name, Principal Occupation & Relevant Experience	Age [1]	Director Since	Independent	Committee Memberships
				Audit Committee	Compensation and Talent Committee	Nominating and Governance Committee
Sandra Peterson Partner, Clayton, Dubilier & Rice Director at Microsoft Corporation	63	2020			Member
Ravi Sachdev Partner, Clayton, Dubilier & Rice	45	2019				Member
Sharon Wienbar Extensive board experience, including Resideo Technologies, Inc. (current compensation committee chair) and Enovis (current compensation committee member).	60	2020		Member	Member
Benjamin Wolin CEO & President, Covetrus, Inc. Director at Rockwell Medical (RMTI), co-founder and former CEO of Everyday Health, Inc.	47	2019
1 As of March 14, 2022

Each of our continuing Directors has extensive professional experience. The chart below highlights specific areas in which we believe our Directors have particularly deep experience relevant to our current profile and strategic needs.

	CEO/COO/ President Operational Leadership at Scale	Public Co. Board Experience	Finance & Capital Management	Mergers & Acquisitions	Global Experience	Animal Health/ Healthcare Industry	Distribution/ Supply Chain	Tech/SaaS/ Digital Transformation	eCommerce/B2B & B2C Marketing	Diversity
Ben Wolin	x	x	x	x		x			x
Deborah G. Ellinger	x	x	x	x	x	x			x	x
Paul Fonteyne	x	x	x		x	x	x
Sandra L. Helton		x	x	x	x	x		x		x
Philip A. Laskawy	x	x	x	x	x	x	x
Mark J. Manoff			x	x	x	x
Edward M. McNamara			x	x	x	x		x	x
Steven Paladino		x	x	x	x	x	x		x
Sandra Peterson	x	x	x	x	x	x	x	x	x	x
Ravi Sachdev		x	x	x		x	x			x
Sharon Wienbar		x	x	x	x		x	x	x	x

Corporate Governance

Since our inception, we have been committed to good corporate governance. We believe our good governance practices promote the long-term interests of our shareholders, foster sustained business success, and strengthen our Board of Directors and management accountability.
See Corporate Governance for more information.

COVETRUS, INC.
7 Custom House Street
Portland, Maine 04101
_____________________________
PROXY STATEMENT
ANNUAL MEETING
May 11, 2022
_______________________________
Information About Proxy Materials, The Annual Meeting, and Voting
Why am I receiving these materials?
On or about April 1, 2022 we have made these materials available to you on the Internet and, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders to be held on May 11, 2022 at 10:00 a.m. Eastern Time, and at any postponement(s) or adjournment(s) of the Annual Meeting.
Location of the Annual Meeting
The Annual Meeting will be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location, improved communication and cost savings to our shareholders. By visiting www.proxydocs.com/CVET, you will be able to attend the Annual Meeting, vote your shares and submit your questions during the meeting via the Internet. There will not be a physical meeting location and you will not be able to attend in person. We invite you to participate in the virtual meeting and request that you vote on the proposals described in this Proxy Statement. However, you do not need participate in the meeting to vote your shares. Instead, you may vote by Internet, by telephone, or, if you requested and received paper copies of the proxy materials by mail, you may also vote by completing and mailing your proxy card.
What is included in these materials?
The proxy materials include:
•this Proxy Statement (including the Notice of 2022 Annual Meeting of Shareholders)
•our Annual Report to Shareholders for the year ended December 31, 2021; and
•a proxy card.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting:
Proposal One: the election to the Board of Directors of the nominees named in this Proxy Statement;
Proposal Two: ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022; and
Proposal Three: an advisory vote on the 2021 compensation paid to our named executive officers.

We are not aware of any other matters to be presented at our Annual Meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.
What are the voting recommendations of the Board of Directors?
The Board recommends that you vote your shares:
•“FOR” each of the nominees to the Board of Directors named in this Proxy Statement (Proposal No. 1);
•“FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2); and
•“FOR” advisory approval of the 2021 compensation paid to our named executive officers (Proposal No.3).
What is the voting requirement to approve each of the proposals?
•Election of Directors (Proposal No. 1). To be elected, a Director must receive a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). If an incumbent Director does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) such Director shall promptly tender his or her resignation to the Board of Directors. Within 90 days following certification of the shareholder vote, the Board shall determine whether to accept such resignation in accordance with our Amended and Restated By-Laws (“By-Laws”). We will publicly disclose any such decision by the Board of Directors with regard to any Director’s resignation.
•Other Matters. Under our By-Laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon will be required for approval of the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and the advisory approval of the 2021 compensation paid to our named executive officers (Proposal No. 3). For Proposal No. 2, abstentions will be counted as shares present and entitled to vote and will therefore have the same effect as a vote against Proposal No. 2. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of the independent registered public accounting firm for 2022. For Proposal No. 3, abstentions will be counted as shares present and entitled to vote and, therefore, will have the same effect as a vote against Proposal No. 3 and broker non-votes will not be deemed represented at the annual meeting for purposes of voting on Proposal No. 3 and, therefore, will have no effect on Proposal No. 3. While the advisory votes on our Company’s 2021 executive compensation are required by law, they will not be binding on us or our Board of Directors. However, the Compensation and Talent Committee of our Board of Directors will consider the outcome of these votes when determining future executive compensation decisions and holding future shareholder advisory votes on executive compensation.
Who may vote at the Annual Meeting?
Only shareholders of record as of the close of business on March 14, 2022, the record date, are entitled to receive notice of, to attend and to vote at the Annual Meeting. As of the record date, there were 138,535,152 shares of our common stock, $0.01 par value per share, issued and outstanding. Shareholders are entitled to one vote per share.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
In certain sections of this Proxy Statement, we distinguish between shareholders of record and beneficial owners. Most of our shareholders are beneficial owners of shares held in street name.
•Shareholders of Record. If your shares are held in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares. As a shareholder of record, you are receiving the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials, directly from us.
•Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the shareholder of record. As a beneficial owner, your broker or custodian will forward to you the Notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

How do I vote?
You may vote electronically at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote by voting electronically at the virtual meeting.
If you receive more than one Notice of Internet availability (or multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all of the shares owned by you. You may receive multiple proxy cards if, for example, you hold shares in more than one brokerage account, or you are a shareholder of record and hold shares registered in more than one name.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not return my proxy?
•Shareholders of Record. If you are a shareholder of record and do not vote over the Internet, by phone or by mailing your proxy card, your shares will not be voted unless you attend the Annual Meeting and vote your shares electronically at the Annual Meeting.
•Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet, by phone or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.
Which proposals are considered “routine” or “non-routine”?
The only proposal that is considered a routine matter under applicable rules is Proposal 2, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. All other proposals are considered non-routine.
Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposal 1 or Proposal 3. Because Proposal 2, regarding the ratification of the appointment of our independent registered public accounting firm by a non-binding advisory vote, is considered a routine matter, brokers are permitted to vote shares held by them without instruction from beneficial owners.
What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a shareholder of record, whether you vote over the Internet, by phone or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our Board of Directors.
Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, by phone, or by submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Portland, Maine, or by voting electronically at the Annual Meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the Annual Meeting. Voting by proxy will not affect your right to attend the Annual Meeting and vote electronically should you so choose.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instruction.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned or postponed until a quorum is obtained.
Who will serve as the inspector of election?
Mediant Communications, or such other person as duly appointed by the Corporate Secretary of the Company, to whom the Board has delegated such authority, will serve as the inspector of election.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, on or before May 17, 2022.
How do I receive a paper copy of the proxy materials?
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice of Internet availability. The Notice of Internet availability also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about April 1, 2022, we mailed to our shareholders of record as of March 14, 2022 a Notice of Internet availability containing instructions on how to access our proxy materials, including our Proxy Statement and our annual report. All shareholders will have the ability to access our proxy materials on the website referred to in the Notice of Internet availability or request a printed set of the proxy materials. The Notice of Internet availability also instructs you on how to access your proxy card to vote through the Internet. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Who is paying for the cost of our proxy solicitation?
We will bear all costs for our solicitation of proxies. Our Directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. The Company reserves the right to engage a third-party proxy solicitor and will be responsible for the cost thereof. We are requesting that brokers and custodians forward the Notice of Internet availability or, as applicable, printed copies of the proxy materials to shareholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
What is the deadline to propose actions for consideration at the 2023 Annual Meeting of Shareholders?
In order for a shareholder proposal to be eligible to be included in our Proxy Statement and proxy card for the 2023 annual meeting of shareholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Portland, Maine, on or before December 1, 2022, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").
Under the advance notice provisions in our By-Laws, shareholders are required to provide notice to our Corporate Secretary at our principal offices in Portland, Maine, of the nomination of Directors or to introduce an item of business at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year's annual meeting, or if we did not hold an annual meeting in the preceding year, notice by the shareholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which notice of such meeting was mailed or on which public disclosure of the date of the Annual Meeting is made, whichever occurs first. For further information about our Director nomination process, please see “Director Nomination Process” below.
The Virtual Meeting
We will be hosting the Annual Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.
By going to www.proxydocs.com/CVET, you will be able to listen to the Annual Meeting, submit questions and vote. The Annual Meeting will start at 10:00 a.m. Eastern Time on May 11, 2022. We encourage you to access the meeting website prior to the start time to allow time for check in.
You may register to attend the Annual Meeting webcast up until the commencement of the meeting.
Follow the instructions on your Notice of Internet availability. If you wish to submit a question the day of the Annual Meeting, you may log in to the virtual meeting platform at www.proxydocs.com/CVET, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON May 11, 2022:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
www.proxydocs.com/CVET

Proposal 1 – Election of Directors
Proposal Summary
Effective with this, our 2022 Annual Meeting of Shareholders, our Board of Directors is no longer classified. The Board currently consists of eleven members, ten of whom have been elected previously. Each Director nominee will be elected annually and will hold office for a one-year term until the next annual meeting of shareholders.
The first proposal for consideration at our Annual Meeting is the election of the eleven (11) Director nominees named in this proxy statement.
Our Board of Directors has, upon the recommendation of our Nominating and Governance Committee, nominated our current Directors, Deborah Ellinger, Paul Fonteyne, Sandra Helton, Philip Laskawy, Mark Manoff, Edward McNamara, Steven Paladino, Sandra Peterson, Ravi Sachdev, Sharon Wienbar, and Benjamin Wolin, for re-election at our Annual Meeting. Information about each Director nominee is provided below. If elected, each Director nominee will serve as a Director until our 2023 annual meeting of shareholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Director nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our Board of Directors.
Under our By-Laws, Directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee; however, an abstention will not count as a vote cast in the election.
Nominees for Directors for a One-Year Term That Will Expire at our Annual Meeting in 2023
Set forth below is information regarding each Director nominee, including his or her age as of March 14, 2022 and information about his or her specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that he or she should serve as a Director of Covetrus.
Deborah G. Ellinger, 63, became a Director in February 2019. Ms. Ellinger is currently a Senior Advisor for Boston Consulting Group (“BCG”), a consulting firm, a Director of iRobot Corp, a technology company, a Director of Tupperware Brands Corporation, a consumer products company, and is the former CEO or President of four private-equity backed firms. She has been a Senior Advisor to BCG since June 2018, working primarily with their private equity team, and has served on the iRobot Board since 2011, where she is also Chair of the nominating and governance committee and was previously Lead Independent Director. Her leadership roles include: President and Chief Executive Officer of Ideal Image, a chain of 140 Medical Spas, from 2016 to 2018; Chairman and Chief Executive Officer of The Princeton Review, a test preparation company, from 2012 to 2014; President of Restoration Hardware from 2008 to 2009, and President and Chief Executive Officer of Wellness Pet Food from 2004 to 2008. Previously, she served as an Executive Vice President at CVS Pharmacy, a Senior Vice President at Staples, Inc., and was a partner at Boston Consulting Group; she began her career with Mellon Financial Corporation. Ms. Ellinger has extensive additional Board experience: from 2015 to 2017, she served as a Director of Interpublic Group of Companies, sitting on the audit committee, compensation committee and finance committees at different times. She was also a member of the Board of Directors of National Life Group from 2007 to 2014 and served on its executive committee, audit committee and was Chair of its nominating and governance committee. She served on the Board of Sealy, Inc. from 2010 to 2013, where she was a member of the compensation committee and audit committee. She has also sat on the boards of several private companies since 2004. Ms. Ellinger’s assignments have taken her all over the world; she has lived and worked in Europe, Asia and the United States. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England. Ms. Ellinger is also qualified as a Barrister-at-Law in London, as a member of the Inner Temple. Ms. Ellinger's extensive public company experience, along with her operational leadership, led to the conclusion that she should serve as a member of the Covetrus Board.
Paul Fonteyne, 60, became a Director in July 2021. Mr. Fonteyne was a former CEO of Boehringer-Ingelheim USA and brings over 30 years of pharmaceutical and animal healthcare experience to the Covetrus board. Mr. Fonteyne is a former Chairman of Boehringer-Ingelheim USA, the US arm of Boehringer-Ingelheim (BI), a global pharmaceutical company with a portfolio of animal-health products. Mr. Fonteyne was with Boehringer-Ingelheim for 15 years in leadership roles, including serving as U.S. President and CEO. He has also held commercial roles at Merck and Abbott Laboratories. Mr. Fonteyne holds an MBA from Carnegie Mellon University and a M.S. in Chemical Engineering from the University of Brussels. Mr. Fonteyne's global operational leadership, broad public board experience, and extensive pharmaceutical and animal healthcare experience led to the conclusion that he should serve as a member of the Covetrus Board.

Sandra L. Helton, 72, became a Director in February 2019. Ms. Helton was Executive Vice President and Chief Financial Officer of Telephone and Data Systems, Inc. (“TDS”), a telecommunications organization that includes US Cellular Corporation, from 1998 through 2006. In her role, Ms. Helton had responsibility for finance, information technology and other corporate functions. She also served on the Board of Directors of TDS. She served as Vice President and Corporate Controller of Compaq Computer Corporation from 1997 through 1998. Previously, Ms. Helton spent over 20 years with Corning Incorporated, a technology company, where she held engineering, strategy and finance positions, including Senior Vice President and Treasurer from 1991 through 1997. Since 2001, Ms. Helton serves on the Board of Directors of Principal Financial Group, Inc., and is currently Chair of its audit committee and a member of its executive committee and finance committee. Since February 2018, she has been a Director of OptiNose, Inc., and is Chair of its audit committee. Ms. Helton previously served as a Director of Lexmark International, Inc., including as a member of its audit committee. Ms. Helton also previously served as a member of the Board of Directors of Covance, Inc. and as Chair of its audit and finance committee and a member of its nominating and governance committee. Ms. Helton is currently a trustee of two non-profit organizations, Northwestern Memorial Foundation and the Chicago Architectural Center. Ms. Helton received a B.S. in mathematics from the University of Kentucky and a S.M. from the Massachusetts Institute of Technology’s Sloan School, with double majors in Finance and Planning & Control. Ms. Helton's global executive experience in corporate strategy, finance, accounting and control, treasury, investments, and other corporate functions, as well as her extensive corporate governance experience, led to the conclusion that she should serve as a member of the Covetrus Board.
Philip A. Laskawy, 80, became a Director in February 2019 and serves as Chairman of the Board. Mr. Laskawy joined the accounting firm of EY LLP (“EY”, formerly known as Ernst & Young LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at EY, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy is currently a Director of Henry Schein, having served on the Board since 2002 and as the Lead Independent Director since 2012. He is currently the Chair of Henry Schein’s nominating and governance committee and is a member of its audit committee. Since 2002, Mr. Laskawy has served as a member of the Board of Directors of Loews Corporation and as a member of its audit committee. Additionally, since 2008, he has served as a member of the Board of Directors of Lazard Ltd. and is Chair of its audit committee and a member of its compensation committee. Mr. Laskawy previously served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence, and as a member of the board of the International Accounting Standards Committee Foundation where he served as Chairman in 2006 and 2007. Mr. Laskawy also served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy received a B.A. in Economics from the Wharton School of the University of Pennsylvania. Mr. Laskawy's global executive experience in finance, accounting, and control, as well as his extensive operational experience, led to the conclusion that he should serve as a member of the Covetrus Board.
Mark J. Manoff, 65, became a Director in February 2019. Mr. Manoff is an Operating Partner and member of the Executive Board of MidOcean Partners, a premiere alternative asset manager specializing in mid-market private equity and alternative credit. He was a co-founder and Chief Executive Officer of consulting firm, Verrian, Inc. through 2019. He was a partner of EY LLP (“EY,” formerly known as Ernst & Young LLP) from 1990 until his retirement as Americas Vice Chair in 2017. During his time with EY, Mr. Manoff held various positions including New York Office Managing Partner and Northeast Region Managing Partner. He also founded and led the EY Center for Board Matters. Mr. Manoff is a member of the Board of Directors of The First Tee of Metropolitan New York, a youth development organization. In addition, Mr. Manoff was a member of the Board of Directors for Roundabout Theatre in New York City for approximately 10 years (through May 2018) and was chair of its audit committee during that period. Mr. Manoff serves on the Advisory Board (previously serving as Chair) at the University of Maryland’s Robert H. Smith School of Business, where he received his B.S. in Accounting. Mr. Manoff’s extensive experience in accounting, finance and corporate governance led to the conclusion that he should serve as a member of the Covetrus Board.
Edward M. McNamara, 57, became a Director in February 2019. Prior to such appointment, Mr. McNamara served from June 2011 as a member of the Vets First Choice Board. He is the President of TeamLaunch, LLC, a venture-building company, which he cofounded in 2013. He is the Chief Financial Officer, Secretary and former Director of RCW Inc. (dba M.Gemi), a luxury product company founded by TeamLaunch, LLC. Other TeamLaunch private portfolio companies where Mr. McNamara serves or has served as Secretary, Treasurer or Director include Launch Kids, Inc. from December 2015 to December 2017; Follain Launch, Inc. from May 2016 to present; Seed Leaf, LLC from December 2016 to 2020; and Maverick Workwear, Inc. from April 2021 to present. Prior to founding TeamLaunch, Mr. McNamara served as an executive in residence at General Catalyst Partners from 2011 to 2013 and focused on consumer growth opportunities. Prior to that, he served as the Chief Financial Officer of Retail Convergence Inc. (dba Rue La La), a private-sale business and its predecessor Smartbargains Inc., from 2005 to 2011. Mr. McNamara served in a number of executive roles, including Chief Financial Officer, Chief Operating Officer, President, and Interim Chief Executive Officer, at two operating businesses of Cendant Corporation from 1996 to 2004, including Wright Express, Inc. and Cendant’s Travel Distribution Division. Mr. McNamara was Chairman of the Board of Wright Express Financial Services, Inc., a banking company, from 1999 to 2001. Mr. McNamara served in a number of accounting, finance, and administrative positions for Abex Inc., an aerospace manufacturing company, and its related company Fisher Scientific Corp., a biotechnology company, from 1993 to 1996. Mr. McNamara started his career with PriceWaterhouse, an accounting firm, from 1986 to 1993, in the audit and advisory group focused on public company audits and mergers and acquisitions, leaving as a manager in the audit practice. Mr. McNamara has also served as a member of the Board of Directors of, and a formal advisor to, Counter Brands, LLC (dba Beauty Counter), a cosmetics company, from 2014 to 2020. Mr. McNamara holds a B.S. from Providence College. Mr. McNamara’s significant finance and management experience in high growth businesses as well as his deep current knowledge of Internet and digital based commerce across multiple industries led to the conclusion that he should serve as a member of the Covetrus Board.
Steven Paladino, 64, became a Director in February 2019. Since 2000, Mr. Paladino has served as the Executive Vice President and Chief Financial Officer of Henry Schein, Inc. and has been a member of its Board of Directors since 1994. He started his career with Henry Schein in 1987 and has been a member of Henry Schein’s Executive Management Committee since 1992. Prior to holding his current position, Mr. Paladino served as Senior Vice President and Chief Financial Officer from 1993 to 2000, as Vice President and Treasurer from 1990 to 1992 and as Corporate Controller from 1987 to 1990. Before joining Henry Schein, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO USA, LLP. Mr. Paladino also served as a Nasdaq Listing and Hearing Review Council member. Mr. Paladino currently serves on the Board of Directors of MSC Industrial Direct Co., Inc., and is a member of its audit committee and compensation committee. He holds a B.B.A. from Bernard M. Baruch College. Mr. Paladino’s extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry led to the conclusion that he should serve as a member of the Covetrus Board.
Sandra Peterson, 63, became a Director in June 2020. She has had a long and successful career of driving growth, operational improvement and innovation across global healthcare and consumer businesses. This includes executive roles at Johnson & Johnson, where she was group worldwide chairman, led the consumer and medical devices businesses and was responsible for the corporation’s global supply chain, technology strategy and infrastructure, and at Bayer, where she held numerous positions including the CEO of Bayer CropScience AG, CEO of Bayer Medical Care and president of Bayer HealthCare AG’s Diabetes Care Division. She started her career at McKinsey and has held executive positions at Medco Health Solutions, Nabisco, and Whirlpool. Currently, she is an operating partner at CD&R, a leading private investment firm, is a member of the Microsoft Board of Directors and is on the board of trustees of the Institute for Advanced Study and the American Academy in Berlin. She has appeared on Fortune magazine’s list of most powerful women numerous times and was featured on the magazine’s inaugural list of leaders changing healthcare. Ms. Peterson holds an M.P.A. in applied economics from Princeton University and a B.A. in government from Cornell University. Ms. Peterson’s operational leadership and extensive public board experience led to the conclusion that she should serve as a member of the Covetrus Board.
Ravi Sachdev, 45, became a Director in February 2019. Prior to such appointment, Mr. Sachdev served from July 2015 as a member of the Vets First Choice Board. As a Partner of the private equity firm Clayton, Dubilier & Rice (“CD&R”) since June 2015, Mr. Sachdev focuses on the healthcare sector. From November 2010 to May 2015, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan Chase & Co., a financial services company. Prior to November 2010, Mr. Sachdev held the positions of Managing Director at Deutsche Bank Securities, Inc., an investment banking firm, from January 2009 until November 2010 and Director at Deutsche Bank AG from January 2007 until January 2009. Prior to joining Deutsche Bank AG in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking firm, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev serves on the Board of Directors of agilon health, Inc. and Steve Madden, Inc. Mr. Sachdev holds a B.A. from the University of Michigan. Mr. Sachdev's 20 plus years of professional experience in investment banking and private equity, thorough understanding of the financial issues affecting public companies, insights into business valuation and practical orientation with respect to acquisitions and integrations led to the conclusion that he should serve as a member of the Covetrus Board.
Sharon Wienbar, 60, became a Director in May 2020. Ms. Wienbar was the Chief Executive Officer of Hackbright Academy, the engineering school for women based in San Francisco, California from 2015 through 2016, thereafter serving as a strategic advisor to Capella Education Company following its acquisition of Hackbright in April 2016. Prior to joining Hackbright, Ms. Wienbar was a venture capitalist at ScaleVP, from 2001 to 2015 where she led investments in software, internet and mobile companies. Prior to joining ScaleVP in 2001, Ms. Wienbar was Vice President, Marketing for Critical Path (NASD: CPTH) and Amplitude Software from 1999 to 2000. Ms. Wienbar spent over seven years with Adobe Systems (through 1998), starting as a product manager and later as lead marketer for many of Adobe’s applications, spearheading numerous cross-product initiatives. Prior to joining Adobe Systems, Ms. Wienbar practiced strategy consulting at Bain & Company for nearly five years (through 1990). Ms. Wienbar serves on the Board of Directors of Resideo Technologies, Inc (NYSE: REZI), where she chairs the compensation committee, and of Enovis (NYSE: ENOV), where she is a member of the compensation committee. She previously served on the Board of Directors of Glu Mobile (NASD: GLUU) and Everyday Health (NYSE: EVDY) and chaired the compensation committee and served on the audit committee of both companies. She also previously served on several private company boards of directors including Applause (Acq: Vista Equity) and Actiance (Acq: K1). Ms. Wienbar holds an S.M. and a A.B. in Engineering from Harvard University and an M.B.A. from the Stanford Graduate School of Business. In connection with her nomination to the Board, the Board considered Ms. Wienbar's extensive experience in helping guide profitable growth in companies, drawing on her experience as an operating executive, investor, and strategist. It is for these reasons that led to the conclusion that Ms. Wienbar should serve as a member of the Covetrus Board.
Benjamin Wolin, 47, currently serves as the President and Chief Executive Officer of the Company. Mr. Wolin became a Director of Covetrus in February 2019. Prior to Covetrus, Mr. Wolin served as the Chief Executive Officer and Co-founder of Everyday Health, Inc., a communications and marketing platform for consumers, doctors and healthcare companies, and a member of its Board of Directors from 2002 to 2016. Mr. Wolin founded Everyday Health and served as its Chief Executive Officer from inception, through its initial public offering and sale in 2016. Mr. Wolin has served on numerous private and public company boards including Diplomat Pharmacy, Rockwell Medical, AdhereTech, Aerami Therapeutics, Source Media, and Frontline Medical Communications. Mr. Wolin received his B.A. in History from Bowdoin College. Mr. Wolin's extensive experience with digital healthcare, pharmacy, public technology, company Board governance, and his financial and operating expertise led to the conclusion that he should serve as a member of the Covetrus Board.
Board Recommendation
OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
THE ELECTION OF ALL DIRECTOR NOMINEES

Director Compensation
We compensate our non-employee members of our Board of Directors through a mixture of cash and equity-based compensation as set forth in the table below. We only compensate non-employee Directors for their service on our board. A non-employee Director is a member of our Board who is not an employee of our Company or any subsidiary of our Company.

	Lead Director Retainer	Chair Retainer	Other Member Retainer	Annual Equity Award
Board of Directors	$60,000	$90,000	$60,000	$225,000
Audit Committee	-	$30,000	$15,000	-
Compensation and Talent Committee	-	$25,000	$12,500	-
Nominating and Governance Committee	-	$15,000	$7,500	-
A non-employee Director who serves as the chair of a committee will be entitled to the committee chair annual cash retainer for that specific committee, in addition to the non-employee Director annual cash retainer, but will not be entitled to the committee annual cash retainer for serving as a member of that specific committee. A non-employee Director who serves as a non-management chair or lead independent Director will be entitled to the Non-Management Chair or Lead Independent Director annual cash retainer, as applicable, in addition to the non-employee Director annual cash retainer. See “Committees of the Board of Directors.”
On the date of each annual meeting of our shareholders, each non-employee Director who is continuing as a Director following the date of such annual meeting, or is elected to serve as a Director at an annual meeting, will be granted restricted stock or restricted stock units, as determined by the Compensation and Talent Committee, with a fair market value of $225,000, based on the 30-day trailing average of the closing price of our common stock prior to and including the date of grant. Such awards vest in full on the anniversary of the date of grant. If a non-employee Director is appointed or elected at any time other than an annual meeting, the non-employee Director will be eligible to receive a pro-rated annual equity award, as of the date of his or her appointment or election.
Benjamin Wolin did not qualify as a non-employee Director as he was our Chief Executive Officer while serving as a Director.

Director Compensation Table for Fiscal Year 2021
The following table sets forth a summary of the compensation we paid to our non-employee Directors for service on our Board in 2021.

Name	Fees Earned or Paid in Cash [1]	Restricted Stock Unit Awards [2]	Total
Deborah G. Ellinger	$87,500	$225,000	$312,500
Paul Fonteyne	$37,500	$225,000	$262,500
Sandra L. Helton	$97,500	$225,000	$322,500
Philip A. Laskawy	$157,500	$225,000	$382,500
Mark J. Manoff	$82,500	$225,000	$307,500
Edward McNamara	$100,000	$225,000	$325,000
Steven Paladino	$60,000	$225,000	$285,000
Sandra E. Peterson	$71,076	$225,000	$296,076
Ravi Sachdev	$68,750	$225,000	$293,750
Sharon Wienbar	$87,500	$225,000	$312,500
1 Cash amounts represent the portion of board/committee chair and member retainers earned during our 2021 fiscal year.
2 The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our non-employee Directors in 2021. The grant date fair value represents fair market values less par value of $0.01 per share. The fair market value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the 30-day trailing average of the closing price of our common stock on Nasdaq prior to and including the grant date.

As of December 31, 2021, our non-employee Directors held the following vested restricted stock units:

Name	Vested Restricted Stock Units*
Deborah G. Ellinger	20,741
Paul Fonteyne	0
Sandra L. Helton	30,377
Philip A. Laskawy	6,288
Mark J. Manoff	18,877
Edward M. McNamara	24,089
Steven Paladino	30,377
Sandra Peterson	15,946
Ravi Sachdev	30,377
Sharon Wienbar	0
* Directors may elect to defer the vesting of their restricted stock unit awards. If a deferral election is made, payment will be made to such electing Director within the 30 day period following the earliest of the following to occur: (1) the elected deferred vesting date; (2) the Director’s death; (3) the Director’s disability; (4) a termination of such Director’s services; or (5) a change in control of the Company. Subsequent deferred vesting dates are also available (up to an additional 10 years from the initial deferral date).
Mr. Laskawy elected to defer vesting of his 2020 grant (24,089 RSUs) until 2024. Ms. Wienbar elected to defer vesting of her 2020 grant (24,089 RSUs) until 2024 and of her 2021 grant (7,718 RSUs) until 2029.

Stock Ownership Guidelines for Non-Employee Directors
Our Board has adopted stock ownership guidelines for non-employee Directors which are intended to further align their interests with those of our shareholders. Under the guidelines currently in effect, our non-employee Directors are expected to hold shares of common stock equal in value to $400,000. The following count towards the achievement of these guidelines:
•stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;
•shares held in a trust for the economic benefit of the non-employee Director or his or her spouse or children; and
•vested restricted stock and restricted stock units.

The Company allows non-employee Directors five (5) years from the date of election to the Board to attain compliance. Messrs. McNamara and Paladino have attained compliance with the guidelines. Each of our other non-employee Directors is on track to achieve compliance within the required period.
See the section of this proxy statement entitled “Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management” for more detailed information on the beneficial ownership of our Directors.
Executive Officers
The Board elects our executive officers annually who serve at the discretion of the Board. Our current executive officers and their ages as of March 14, 2022 are as follows:

Name	Age	Position(s) with our company
Benjamin Wolin	47	President and Chief Executive Officer
Andrew B. Coxhead	53	Vice President, Corporate Controller and Chief Accounting Officer
Dustin Finer	53	Chief Administrative Officer
Matthew Foulston	58	Executive Vice President and Chief Financial Officer
Rebecca Kidd	53	Head of Global Operations
Matthew Malenfant	60	Chief Commercial Officer
Georgina Wraight	47	Executive Vice President and President, Global Technology Solutions
Benjamin Wolin’s biography is set forth above under “Board of Directors.”
Andrew B. Coxhead was appointed our Vice President, Corporate Controller, and Chief Accounting Officer effective August 2021. Prior to Covetrus, Mr. Coxhead served as Senior Vice President, Chief Accounting Officer at RR Donnelley from 2007 until 2016 and Chief Financial Officer at LSC Communications from 2016 until 2020. Mr. Coxhead holds an M.B.A. from the University of Chicago Booth School of Business, and a B.S. from the University of Illinois, Urbana. Mr. Coxhead is a Certified Public Accountant.
Dustin Finer was appointed our Chief People Officer in September 2019 and our Chief Administrative Officer in November 2019. Prior to joining the Company, Mr. Finer was Chief Administrative and Internal Operations Officer at TiVo from 2016 to 2018. From 2012 until 2016, Mr. Finer was the Chief Human Resource Officer for Rovi Corporation. Prior to that, Mr. Finer was with MySpace, where he was Chief Operations Officer. Mr. Finer holds a J.D. from the University of the Pacific, McGeorge School of Law, and a B.A. from the University of California, San Diego.
Matthew Foulston was appointed our Executive Vice President and Chief Financial Officer in June 2020. Prior to joining the Company, Mr. Foulston served as the Executive Vice President and Chief Financial Officer of Treehouse Foods (NYSE: THS) from 2016 through 2019. He previously served as the Chief Financial Officer of Compass Minerals (NYSE: CMP), a specialty minerals company, from 2014 to 2016. He spent his earlier career in the automotive industry with Ford, Mazda, and Navistar. Mr. Foulston received his BSc from Loughborough University, Leicestershire, U.K.
Rebecca Kidd was appointed our Head of Global Operations in September 2021, having served as our Head of North America Operations since June 2021. Prior to such appointment, Ms. Kidd served from 2011 to 2021 at Cardinal Health where she held leadership roles in global planning, manufacturing, supply chain, and operational excellence. Ms. Kidd previously worked for Abbott Nutrition, the Coca Cola Company, GE Superabrasives, and PPG Industries. Ms. Kidd holds an M.B.A. and a Bachelor of Chemistry from the Ohio State University.
Matthew Malenfant was appointed our Chief Commercial Officer in September 2021. Mr. Malenfant served as President, North America from May 2020. Prior to joining the Company, Mr. Malenfant served as the Principal of Malenfant Consulting, LLC, a leadership coaching and organizational design company, from 2018 to 2020. He previously served as the Chief Executive Officer of Saxco International, LLC, a packaging distributor for the spirits, wine, and beer industries, from 2012 through 2017, and prior to that as President, The Americas for VWR International, a life science and laboratory supply distribution company from 2007 through 2011. Mr. Malenfant currently serves as Chairman of the Supervisory Board for DWK Life Sciences, LLC, a manufacturer of precision glassware, pharmaceutical packaging and specialty life science products, from 2019 to present. Mr. Malenfant has a B.A. and a B.S. from Arizona State University and achieved a Masters Certification from Merck University in Darmstadt, Germany.

Georgina Wraight was appointed our Executive Vice President and President, Global Technology Solutions, the business formed with the merging of Global Prescription Management and Global Software Services, in January 2020. Prior to this, and from February 2019, Ms. Wraight served as Senior Vice President, President of Global Prescription Management. From August 2018 to February 2019, Ms. Wraight served as President, and from December 2017 to August 2018, as Chief Operating Officer of Vets First Choice. From November 2015 until August 2017, she served as Chief Operating Officer of the Rockport Company, a footwear wholesaler/retailer. From September 2012 to November 2015, Ms. Wraight served as Group Chief Financial Officer and then as Chief Operating Officer of Highline United & Modern Shoe Company. Ms. Wraight is a qualified Chartered Global Management Accountant (CGMA).

CORPORATE GOVERNANCE

Corporate Governance Overview
We are committed to ensuring high standards of corporate governance. Some examples of this commitment are set forth below:
•Our Board currently consists of eleven members, nine of whom are independent Directors within the meaning of Nasdaq's listing standards.
•All members of our Board’s committees are independent Directors.
•We have a declassified Board, with each Director elected annually.
•The positions of Chairman of the Board and Chief Executive Officer are presently separated, allowing our CEO to focus his time and energy on operating and managing the Company.
•Our Board of Directors performs an annual self-assessment.
•We have corporate governance guidelines that are published on our website at http://ir.covetrus.com, which among other things, lay out the responsibilities and qualification standards for Directors, the criteria for Director nominations, the Board meeting process, our Directors’ access to officers and employees and independent advisers, and the duties of our Chair and, if applicable, lead independent Director.
•Our corporate governance guidelines also require our Directors to limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the Company.
•Our corporate governance guidelines further require that any nominee for Director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the Board, which will consider whether to accept the resignation.
•We have stock ownership guidelines for our CEO, our other executive officers and our non-employee Directors that are described in this proxy statement under “Director Compensation - Stock Ownership Guidelines for Outside Directors” and “Stock Ownership Guidelines.”
•Our independent Directors hold regularly convened meetings without management present.
•Independent Directors approve Director nominations and executive officer compensation.
•Our Audit Committee reviews and approves all related-party transactions.
•We have a code of business conduct and ethics which our employees are trained on annually.
•Waivers of our code of business conduct and ethics given to our executive officers or Directors must be approved by our Board of Directors and disclosed publicly.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our shareholders, and a code of business conduct and ethics that applies to all of our employees, officers and Directors. Our corporate governance guidelines and our code of business conduct and ethics can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com.
Our Corporate Governance Documents

•Amended and Restated Certificate of Incorporation •Amended and Restated By-Laws •Corporate Governance Guidelines •Code of Business Conduct and Ethics •Insider Trading Policy	•Audit Committee Charter •Nominating and Governance Committee Charter •Compensation and Talent Committee Charter •Related Party Transactions Policy •Clawback Policy •Stock Ownership Guidelines

Board Leadership Structure
The Board oversees our Chief Executive Officer and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served.
Our current leadership structure splits the roles of CEO and Chairman, with Philip Laskawy serving as our independent Chairman. Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. If the Chairperson of the Board is not independent, the Board will appoint a Lead Independent Director upon the recommendation of the Nominating & Governance Committee, which will be a Director who qualifies as independent under the applicable rules of Nasdaq.
The Board periodically reviews its leadership structure to determine whether the roles of chair and chief executive officer should be separated or combined. The Board believes that the current separation of the chair and chief executive officer roles allows Mr. Wolin to focus his time and energy on operating and managing the Company. Our Board continues to evaluate our leadership structure and may make appropriate changes in the future.
The Chair of the Board presides over meetings of the Board and serves as a liaison between the Directors and management.
Risk Oversight
The Board's Role
The management of risk is an integral part of Board deliberations throughout the year. Management is responsible for the day-to-day management of risks our Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate, ethics, and compliance programs, are designed in part to inform management about our material risks. The Board believes that full and open communication between management and the Board are essential for effective risk management and oversight. The Board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our Company, including operational, financial, legal, ethics and compliance, regulatory, cyber security and strategic risks, among others. The Board and its committees also discuss with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our Company. The involvement of the Board in the oversight of our strategic planning process is a crucial part of its assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our Company.
While the Board oversees the risk management process, our Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal, ethics and compliance and regulatory requirements. The Compensation and Talent Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee manages risks associated with corporate governance, Board organization, membership and structure.
Director Independence
Nine of the eleven members of our Board of Directors are “independent” Directors, and all of the Board’s committees are composed entirely of “independent” Directors, as such term is defined in Nasdaq's listing standards. There are presently no family relationships among any of our Directors and executive officers.
The Board determined that the following Directors are “independent”: Deborah G. Ellinger, Paul Fonteyne, Sandra L. Helton, Philip A. Laskawy, Mark J. Manoff, Edward McNamara, Sandra Peterson, Ravi Sachdev and Sharon Wienbar.
In addition, the Board has determined that the Audit Committee is composed entirely of “independent” Directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the Audit Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation, or otherwise has an affiliate relationship with the Company.
Also, each of the members of the Compensation and Talent Committee qualifies as independent under Nasdaq standards and Rule 10C-1 under the Exchange Act. Under these standards, the Board considered that none of the members of the Compensation and

Talent Committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company other than his or her Director compensation. The Board believes that none has an affiliate relationship with the Company or other relationships that would impair the Director’s judgment as a member of the Compensation and Talent Committee.
Board Meetings
Our Board met 19 times and acted by written consent three times in 2021. It is the practice of the non-management Directors, all of whom are independent, to meet in an executive session chaired by the Chairman at the conclusion of regularly scheduled Board meetings and at such other Board and committee meetings as desired by the independent Directors. During 2021, our continuing Directors attended at least 89 percent of the total number of meetings of the Board of Directors and 80 percent of meetings of committees of the Board of Directors on which he or she served.
While we encourage our Directors to attend our annual meetings of shareholders, we do not have a policy requiring their attendance. Six of our Directors attended our 2021 Annual Meeting.
Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation and Talent Committee, and Nominating and Governance Committee. Each committee operates under a charter that has been approved by our Board and is available on our investor relations website. Each committee reviews its charter periodically and recommends any proposed revisions to our Board for approval. The charters of each of the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.covetrus.com. Members of each committee are generally elected by our Board upon recommendation from our Nominating and Governance Committee. Committee meetings may be called by the chair of a committee or our Board chair. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.
The table below provides information regarding membership of Board committees as of the date of this Proxy Statement. Each of the committees is comprised solely of independent Directors, as defined by Nasdaq listing standards.

Independent Director	Audit	Compensation and Talent	Nominating and Governance
Deborah G. Ellinger		X	X
Paul Fonteyne	X		Chair
Sandra L. Helton	Chair		X
Philip A. Laskawy			X
Mark J. Manoff	X		X
Edward M. McNamara	X	Chair
Sandra Peterson		X
Ravi Sachdev			X
Sharon Wienbar	X	X

Audit Committee
Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee is responsible for the following:
•sole responsibility for oversight of the independent auditors’ qualifications, independence and performance;
•the engagement, retention, and compensation of the independent auditors;
•reviewing the scope of the annual audit;
•reviewing and discussing with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC;
•reviewing our risk assessment and risk management processes;
•ensuring that the Company maintains an effective ethics and compliance program designed to promote an ethical business culture;
•establishing procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; and

•approving audit and permissible non-audit services provided by our independent auditor.
All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board of Directors has determined that each of Ms. Helton, Mr. Manoff and Mr. McNamara is an “Audit Committee financial expert,” as defined under the rules of the SEC and, as such, each satisfies the requirements of Nasdaq’s Rule 5605(c)(2)(A). Each of the members of our Audit Committee is an independent Director as defined under the applicable rules and regulations of the SEC and Nasdaq.
Our Audit Committee met 13 times in 2021.
Compensation and Talent Committee
Our Compensation and Talent Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation and Talent Committee evaluates annually, in consultation with the Board of Directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation and Talent Committee also administers our equity compensation plans. For further information about our processes and procedures for the consideration and determination of executive and Director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.
Each of the members of our Compensation and Talent Committee is independent under the applicable rules and regulations of the SEC and Nasdaq.
Our Compensation and Talent Committee met six times and acted by written consent five times in 2021.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, the identification, evaluation and nomination of Director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Governance Committee oversees our corporate governance guidelines, approves our committee charters, contributes to succession planning, periodically reviews our organizational documents, and exerts oversight of the Company's environmental, social and governance activities and initiatives.
Each of the members of our Nominating and Governance Committee is independent under the applicable rules and regulations of Nasdaq.
Our Nominating and Governance committee met six times and acted by written consent two times in 2021.
Director Nomination Process
The process followed by our Nominating and Governance Committee to identify and evaluate Director candidates consists of reviewing recommendations from members of our Board, search firms that we engage from time to time, and others (including shareholders) and evaluating biographical and background information relating to potential candidates.
In considering whether to recommend a particular candidate for inclusion on our Board’s slate of recommended Director nominees, including existing Directors, our Nominating and Governance Committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a Director, as well as the diversity of our Board and conflicts of interest that would impair the candidate’s ability to act in the interests of all shareholders. Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the Nominating and Governance Committee will review with the Board the requisite skills and criteria for new Board members as well as the composition of the Board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the Board. Our Nominating and Governance Committee treats diversity as one of the criteria to be considered by the Committee but has not adopted any formal or informal diversity policy. Our Nominating and Governance Committee believes that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Our Nominating and Governance Committee monitors the qualification, composition and diversity of our Board through the Board evaluation process.
Our Amended and Restated By-Laws require shareholders to provide notice to the Company of the nomination of Directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. If the Annual Meeting concludes as scheduled on May 11, 2022, notice of any nomination of Directors for election at the 2023 annual meeting of shareholders must be received no earlier than January 11, 2023 and no later than February 10, 2023.
Our Amended and Restated By-Laws further require a shareholder proposing a Director nomination to accompany the request with certain additional information concerning the shareholder and the nominee(s) proposed, including biographical and stock ownership information of the proponent shareholder and the nominee(s) and any arrangements and understandings between the proponent shareholder and any other person with respect to our common stock, and any other information relating to the proponent shareholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act. Shareholders may recommend an individual to our Nominating and Governance Committee for consideration as a potential Director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.
If appropriate biographical and background material has been provided on a timely basis, our Nominating and Governance Committee evaluates shareholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our Board decides to nominate a shareholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.
Board Evaluation
Our Nominating and Governance Committee leads the Board in an annual evaluation of its performance as a Board of Directors. Our corporate governance guidelines provide that the Board from time to time evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. In 2022, the Board conducted a formal evaluation process to monitor the needs of the Company and ensure that its composition reflects those needs.
Related Person Transaction Policy
Our Board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our Company or any of its subsidiaries is a participant, the amount involved will, or may be expected to, exceed $120,000 and one of our executive officers, Directors, or 5% shareholders (or their immediate family members), whom we refer to as a “related party,” has a direct or indirect material interest.
If a related party proposes to enter such a transaction, arrangement or relationship, which we refer to as an “interested transaction,” he or she must report the proposed interested transaction to the Chair of the Audit Committee. The policy calls for the proposed interested transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our Audit Committee may ratify the interested transaction. Any interested transactions that are ongoing in nature will be reviewed annually by the Audit Committee.
An interested transaction reviewed under the policy will be considered approved or ratified if it is authorized by our Audit Committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:
(i)whether the interested transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
(ii)whether there are any compelling business reasons for the Company to enter the interested transaction and the nature of alternative transactions, if any;
(iii)whether the interested transaction would impair the independence of an otherwise independent Director or nominee for Director; and
(iv)the extent of the related party’s interest in the transaction.
Our Audit Committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our Company’s best interests. During 2021, there were no related person transactions proposed or required to be disclosed.

Communication with our Board of Directors
Our Board of Directors will give appropriate attention to written communications that are submitted by our shareholders and will respond if and as appropriate. Our Chairman, with the assistance of our General Counsel, is primarily responsible for communications with shareholders and for providing copies or summaries of those communications to our other Directors. Shareholders who wish to send communications to our Board of Directors should address those communications to the Board of Directors, Covetrus, Inc., c/o Corporate Secretary, 7 Custom House Street, Portland, Maine 04101.
Anti-Hedging and Pledging Policy
Pursuant to our Insider Trading Policy, we prohibit our employees and members of the Board from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees and members of the Board from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Executive Compensation – Compensation Discussion and Analysis
Executive Compensation Summary
This Compensation Discussion and Analysis (“CD&A”) provides information for fiscal 2021 regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our Named Executive Officers (“NEOs”) listed below:

Name	Position
Benjamin Wolin	President and Chief Executive Officer
Matthew Foulston	Executive Vice President and Chief Financial Officer
Matthew Malenfant [1]	Chief Commercial Officer
Georgina Wraight	Executive Vice President and President, Global Technology Solutions
Dustin Finer	Chief Administrative Officer
1 Mr. Malenfant was promoted to Chief Commercial Officer effective September 1, 2021
About Covetrus
Covetrus is a global animal-health technology and services company dedicated to supporting the companion, equine, and large-animal veterinary markets. The Company’s all-in-one solution for the veterinary market prioritizes our supply chain services, compounding services, practice information management systems, and the prescription management platform.

2021 Business Highlights

In 2021, the Company continued its accelerated pace of innovation, delivered enhanced value to veterinary practice customers and channel partners, and secured new businesses to drive adoption of our technology platform. Net sales for the year ended December 31, 2021 were $4.6 billion, reflecting healthy companion animal end-market demand across many of the Company's markets and continued growth in prescription management in North America. These positive trends were partially offset by a decline in sales in Europe, driven by challenges in the Company's U.K. and German businesses, which offset performance across many of our other European markets. We acquired two businesses in 2021, Veterinary Care Plans and AppointMaster, LLC, that offer new wellness plan administration and integrated communications platforms to continue to grow our all-in-one solution strategy for our customers.
Following are key financial highlights for 2021:
•Net sales* increased 5% year-over-year to $4.6 billion, up from $4.3 billion for the same period in 2020.
•Adjusted EBITDA* also increased 8% year-over-year to $244 million, compared to $226 million for the same period in 2020.
*Net sales and adjusted EBITDA are non-GAAP measures. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are included in the Annex to this proxy statement.

We continued to focus on the safety and well-being of our workforce during the ongoing pandemic, and the Compensation and Talent Committee and Board have also monitored Company progress on key safety, social and environmental initiatives, among other operational priorities. Key highlights in include:
•Developing and releasing our first Environmental, Social and Governance Report for the Company which may be accessed on our website at https://covetrus.com/esg/,
•Using frequent communications to maintain high employee engagement, adoption, and adherence to COVID-19 protocols, and to manage health and safety globally,
•Rolling out our Company-wide Inclusion and Diversity Commitments to drive lasting change in the next five years around (i) diversity-focused recruitment, (ii) diversifying the animal-health industry, (iii) employee education and training, (iv) inclusion/employee resource groups, and (v) transparency, and
•Tracking and publicly reporting the percentage of females by level and function within the Company to drive accountability and change.

2021 Compensation Highlights
Our executive compensation program has three primary elements: base salary, short-term cash incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on our long-term sustainable stockholder value creation. Based on our performance and the design of our program, the Compensation and Talent Committee (the “Committee”) made the following executive compensation decisions for fiscal 2021:
•Base Salaries. For 2021, the Compensation & Talent Committee approved no increases in base salaries for the NEOs, other than Mr. Malenfant, who was promoted to Chief Commercial Officer as of September 1, 2021 and received a 5% pay increase.
•Short-Term Incentives Although the Company performed well against its Adjusted EBITDA and Revenue goals, each of the NEO’s voluntarily elected to forgo any short-term cash incentive payout for the 2021 performance year to allow the Company to continue to meet its financial objectives while continuing to provide short-term incentive payouts to other employees at a level sufficient to retain and attract strong talent.
•Long-Term Equity Incentives. For 2021, the Committee also approved equity awards for its NEO’s made up of 40% performance share units (PSUs) and 60% time-based restricted stock units (RSUs). The PSUs are based on a three-year performance cycle for achievement of Revenue Growth Rate and an Adjusted EBITDA Margin based on year 1 targets and predetermined incremental growth rates for the following 2 years. All earned PSUs will vest at the end of the three-year performance cycle. The targeted grant date value of these awards was $5.5 million for the CEO and ranged from $1-$1.9 million for the other NEOs.

Best Compensation Practices & Policies
We believe the following practices and policies within our programs promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✓	Heavy emphasis on variable pay	X	No excise tax gross ups
✓	Double-trigger change-in-control provisions	X	No guaranteed bonuses
✓	Stock ownership guidelines	X	No excessive perquisites
✓	Independent compensation consultant	X	No option repricing
✓	Risk assessment	X	No hedging or pledging
✓	Claw Back Policy
✓	Heavy emphasis on performance-related incentive programs

Stockholder Say-on-Pay Vote
Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on May 12, 2021, 93.2% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Compensation and Talent Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions and input from our shareholders through our shareholder outreach program.

We value our investors’ perspective on our business and interacted with investors through numerous engagement activities. In 2021, these interactions included our annual meeting of stockholders, quarterly earnings calls, various investor conferences, several (non-deal) road shows and continued outreach with stockholders on various topics including discussing the various elements of our compensation plan. We effected certain changes to our compensation plans based on the feedback from these discussions, including adjusting the vesting schedule on our performance stock unit grants and further differentiating the metrics on our long and short term incentive plans to provided added performance incentive.

What Guides Our Program
Compensation Philosophy and Objectives
Our compensation philosophy guiding principles include the following:
•Attract, retain, and motivate superior executive talent,
•Align executives with our long-term vision and growth strategy,
•Ensure line-of-sight to our key performance measures and results,
•Balance risk and alignment to long-term incentives, and
•Promote internal equity in a transparent and sustainable manner.
Our compensation program is highly weighted on variable compensation, particularly long-term incentives, similar to practices in our peer group and the broader market, and we intend to provide market competitive cash compensation and align pay with performance by providing above market incentive opportunities that reward for the successful achievement of challenging performance goals that align with our strategic goals and business objectives.
Elements of Executive Compensation
Our compensation philosophy is supported by the following principal pay elements:

Element	Form	Purpose/How it Links to Performance
Base Salary	Cash (Fixed)
•Provides a competitive fixed rate of pay targeted at the market median relative to similar positions and enables the Company to attract and retain critical executive talent
•Based on job scope, level of responsibilities, individual performance, experience, and market levels

Short-Term Incentive	Cash (Variable)	•Focuses executives on achieving annual financial goals that drive long-term shareholder value •Targeted at the market median with an opportunity to earn more or less based on actual performance
Long-Term Incentives	Equity (Variable)
•Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive shareholder value creation and supports the Company’s strategy to retain key executives.
•Targeted above market median for above target performance to help drive shareholder value creation

Compensation Mix
The executive compensation program uses a mix of fixed and variable pay, with an emphasis on variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined annually by the Compensation and Talent Committee based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal 2021. These charts illustrate that a majority of executive compensation is variable (87% for our CEO and an average of 79% for our other NEOs).

How We Determine Executive Compensation

The Role of the Compensation and Talent Committee

The Compensation and Talent Committee oversees the executive compensation program for our executive officers and is comprised of independent, non-employee Directors. The Committee works very closely throughout the year with management and its independent compensation consultant to examine the effectiveness of the Company’s executive compensation program. They also make all final compensation and equity award decisions regarding our executive officers, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee. Details of the Committee’s authority and responsibilities are specified in the Compensation and Talent Committee charter, which may be accessed on our website at http://ir.covetrus.com.

We generally establish the performance targets for our executive officers during the first quarter of each fiscal year based on our annual operating plan, which is established by our management team and approved by our Board of Directors. Our operating plan reflects what management, and the Board of Directors believe is achievable if we successfully execute our operational strategies. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also consider published industry survey and peer group data.

The Role of Management

Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present in the board room, nor do they participate in discussions about their own pay. Only the Compensation and Talent Committee members vote on decisions regarding non-CEO executive officer compensation. In accordance with Nasdaq rules, our CEO was not present when his compensation was being discussed or approved, and neither he nor other members of management attend executive sessions of the Committee unless asked.

The Role of the Independent Compensation Consultant

Per the Compensation and Talent Committee’s charter, the Committee has the authority to retain an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of Company programs. For 2021, the Committee engaged Pearl Meyer as its independent compensation consultant for matters related to executive compensation. The nature and scope of the assignments for Pearl Meyer for 2021 regarding compensation included:
•Reviewing our peer group to determine the appropriateness of its composition,
•Preparing executive compensation pay studies and competitive assessments to compare our executive compensation program to our peer group and published industry survey data,

•Preparing Board of Directors’ compensation studies and competitive assessments to compare our board compensation philosophy to our peer group and survey data,
•Providing input on structuring of incentive-based awards to fit our overall compensation philosophy,
•Reviewing other compensation related programs like the stock ownership guidelines, claw back policy, security arrangement provisions, etc.,
•Evaluating and commenting on our annual proxy advisor reports and findings,
•Advising on regulatory changes and their potential impact on our executive compensation programs along with any other aspects of our compensation program, and
•Attending all compensation committee meeting throughout the year.
The Compensation and Talent Committee has conducted an independent assessment of Pearl Meyer in accordance with SEC and Nasdaq rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by Pearl Meyer that would prevent them from serving as independent compensation consultants to the Committee. Pearl Meyer reported directly to the Committee and did not provide any additional services to management. The Compensation and Talent Committee reviewed its engagement with Pearl Meyer and believes there are no conflicts of interest between these firms and the Committee or the Company.

The Role of Market Data and Peer Group Analysis

For purposes of comparing our executive compensation program with market practices, our Compensation and Talent Committee, with the assistance of its independent compensation consultant, reviewed executive compensation benchmarks from an identified peer group of publicly traded companies. We refer to the group of identified companies as the “Covetrus Peer Group.”

In reviewing potential changes to the peer group, the Committee analyzed each company in the Covetrus Peer Group to ensure that it generally fits our selection criteria and that the Peer Group’s financial summary statistics (the median in particular) are generally aligned with our current size, operating profile and business focus. In recognition of the Company's current annual revenue, valuation, and diverse lines of business, we focused on companies offering comparable services and products, that are of a comparable size with respect to revenue and market capitalization. With our focus on driving our technology-based solutions for our veterinary customers that help deliver animal-health products and pharmacy solutions, we focus on finding peers with a technology focus, where possible.

As a result of its review, the Compensation and Talent Committee approved the following companies comprising the Covetrus Peer Group which resulted in no changes in peer companies from the prior year:

Animal Health
Catalent	IDEXX Laboratories
Elanco Animal Health	Zoetis
Supply Chain
DENTSPLY SIRONA	Quest Diagnostics
Henry Schein	Chewy, Inc.
Patterson Companies, Inc.
Health IT
Allscripts Healthcare Solutions	Citrix Systems
Cerner	WEX
On an annual basis, our Compensation and Talent Committee will continue to review the companies in the Covetrus Peer Group to confirm that they remain appropriate benchmarks. They seek, when practical, to maintain consistency in the peer group from year to year.

In addition to reviewing the executive compensation practices of companies in the Covetrus Peer Group, our Compensation and Talent Committee, with the assistance of Pearl Meyer, also reviewed executive compensation from published industry surveys for the purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”

Our Compensation and Talent Committee reviews all such market pay data for our executives to establish base salary, target annual cash compensation and total direct compensation (base salary, annual target cash incentive compensation and grant date fair value of equity-based awards) that are within a reasonably competitive range. It is important to note that market data is not the sole determinant in setting pay levels for the NEOs and serves as a market reference point for our Compensation and Talent Committee. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company and other factors.
The 2021 Executive Compensation Program in Detail
Base Salaries
Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation and Talent Committee considers each executive’s position and level of responsibility within the Company, length of service, experience, expertise, knowledge and qualifications, market factors, and the industry in which we operate and compete for talent.

The Committee approved the 2021 annual base salary rates for our existing NEOs as outlined in the table below:

Name	2020	2021	% Increase
Benjamin Wolin	$1,000,000	$1,000,000	—%
Matthew Foulston	$600,000	$600,000	—%
Matthew Malenfant[1]	$500,000	$525,000	5%
Georgina Wraight	$550,000	$550,000	—%
Dustin Finer	$480,000	$480,000	—%
1 Mr. Malenfant received a 5% increase in his base salary in recognition of his promotion to Chief Commercial Officer effective September 1, 2021
Short-Term Incentive Plan (“STIP”)

The 2021 Short-Term Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual bonus payouts depend on the achievement of pre-established financial performance objectives and can range from 0% to 150% of target award amounts. Target annual bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and his or her ability to impact overall results. The Compensation and Talent Committee also considered market data in setting target award amounts.

Our 2021 Short-Term Incentive Plan measured performance against two key corporate measures: (a) Revenue (40%), and (b) Adjusted EBITDA (60%). Performance measures are generally established in the first quarter of each year based on our annual operating plan and what the Compensation and Talent Committee believes is a challenging level of performance that the company could achieve if the operational strategies are successfully executed. The Compensation and Talent Committee also believes that these performance measures correlate strongly with shareholder value and that using a combination of metrics provides a more effective way to measure our executive team’s ability to create sustainable EBITDA growth and successfully manage our revenue. When the Committee approved the 2021 Short-Term Incentive Plan, it believed each of the target levels was aggressive, but achievable, based on the Company’s annual operating plan for 2021.

The following table shows the financial performance necessary to achieve threshold, target and maximum bonus payout amounts, along with actual results for 2021:

Performance Metric	Weight	Performance Range (Millions)			Actual Results[2]
		Threshold (87%)	Target (100%)	Maximum (115%)
Consolidated Revenue	40%	$3,981	$4,580	$5,263	$4.596
Consolidated Adjusted EBITDA[1]	60%	$231	$264.6	$305	$245.1
Payout Opportunity		50%	100%	150%

1 Adjusted EBITDA, a non-GAAP measure, is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and, for purposes of the Short-Term Incentive Plan, normalized for the impact of foreign exchange fluctuations.
2 Reported Consolidated Revenue was $4.575 and reported Consolidated Adjusted EBITDA was $244.3. See the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022.
The actual award payout for each NEO is calculated by multiplying the target award opportunity, prorated for the duration of period worked in his or her position, by the percentage of performance achieved for each component, then multiplying this amount by the relative weighting of each component. For performance in between threshold and target, or in between target and maximum, payouts are interpolated. If threshold levels of performance are not achieved, no awards are paid for that component.

The actual performance of the Company for each metric and the payout opportunity are shown in the table below:

Performance Metrics	Weight	Achievement	Actual Payout %
Consolidated Sales	40%	100.3%	101.1%
Consolidated Adjusted EBITDA	60%	92.6%	52.2%
	100%		71.8%

Although the Company performed well against its Adjusted EBITDA and Revenue goals for 2021, each of the NEO’s voluntarily elected to forgo any short-term cash incentive payout for the 2021 performance year to allow the Company to meet its financial objectives while continuing to provide short term incentive payouts to other employees at a level sufficient to retain and attract strong talent.

The target bonus, the relative weightings assigned to each component, and the voluntarily elected payout amounts earned under the 2021 Short-Term Incentive Plan for each NEO, are set forth in the table below:

Name	Target Short-Term Incentive Opportunity (as % of Base Salary)	Target Short-Term Incentive Opportunity ($)	Actual Bonus Paid ($)
Benjamin Wolin	100%	$1,000,000	$—
Matthew Foulston	90%	$540,000	$—
Matthew Malenfant	80%	$390,041	$—
Georgina Wraight	75%	$412,500	$—
Dustin Finer	75%	$360,000	$—
Long-Term Equity Incentive Compensation
Our executive officers are eligible to participate in our long-term equity incentive compensation program, which is designed to motivate our executives to achieve long-term performance goals and to ensure goal alignment with our shareholders. Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers.
Generally, our Compensation and Talent Committee awards equity-based awards to our executive officers when they join the Company, are promoted, in recognition of performance and to support our retention objectives. The Compensation and Talent Committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and the need to retain qualified officers. The Compensation and Talent Committee also considers compensation for similar roles based on the Covetrus Peer Group and published industry survey data.

2021 Long-Term Incentive Program

For 2021, the Compensation and Talent Committee approved equity awards for its NEO’s made up of 40% performance share units (“PSUs”) and 60% time-based restricted stock units (“RSUs”). The PSUs are based on a three-year performance cycle for achievement of a Revenue Growth Rate and Adjust EBITDA Margin. RSUs vest over three years (one-year cliff vest then ratably over the next 8 quarters).

The Compensation and Talent Committee will continue to evaluate the appropriate mix of PSUs and RSUs annually, and agreed that a mix of 40% PSUs and 60% RSUs for the 2021 performance cycle made the most sense given that the Company continues to be in transformation and integration mode since its business formation and IPO in 2019, and the challenge associated in setting long-term goals in a still uncertain business environment in early 2021 due to COVID, supply chain issues, employment challenges, etc. The Committee believes that using performance awards and time-vesting equity vehicles reinforces both performance and retention of executives while aligning their interests with those of our shareholders.

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PSUs and RSUs, and the NEO’s position within the Company.

The actual number of PSUs and RSUs granted is calculated by dividing the dollar value of the award by the thirty-day trailing average price of the Company’s stock as of the equity award grant date. The thirty-day average price of the Company’s stock on March 1, 2021 was $36.71. The table below shows the target PSUs and RSUs awarded for fiscal 2021 for each of the NEOs:

NEO[1]	Total 2021 LTI Award Value	40% PSU Award Value at Target	PSUs at Target	60% RSU Award Value	RSUs Granted
Benjamin Wolin	$5,500,000	$2,200,000	59,929	$3,300,000	89,893
Matthew Foulston	$1,900,000	$760,000	20,702	$1,140,000	31,054
Matthew Malenfant[2]	$2,200,000	$1,000,000	34,270	$1,200,000	40,808
Georgina Wraight	$1,200,000	$480,000	13,075	$720,000	19,613
Dustin Finer	$1,000,000	$400,000	10,896	$600,000	16,344
1 Further details of the awards granted to our executives in fiscal year 2021 are found in the Grants of Plan Based Awards table shown on page 35.
2 Mr. Malenfant’s annual LTI award for 2021 was $1,200,000 made up of 40% PSUs and 60% RSUs. He also received a promotion LTI Award of $1,000,000 made up of 50% PSUs tied to the 2021 performance cycle metrics and 50% RSUs.

A Closer Look at the 2021 PSUs

Performance criteria for our PSUs measure Revenue Growth and Adjusted EBITDA Margin over the course of a three-year period based on year one targets and incremental growth rates for the following two years established at the beginning of the three-year performance cycle. Accordingly, one-third of our earned PSUs are banked at the end of years one and two and will vest/payout at the end of the three-year performance cycle. PSU awards can be earned in an amount ranging from 50% to 200% of target, based on achievement of the performance metrics and subject to the NEO’s continued employment through the end of the three-year performance cycle. Our Revenue Growth and Adjusted EBITDA Margin metrics are weighted as follows:

Revenue Growth Rate %	Adjusted EBITDA Margin %
50%	50%

The following chart outlines our three-year performance goals for Revenue Growth and Adjusted EBITDA Margin and our related payout opportunity:

	2021		2022		2023
	Revenue Growth Rate (%)	Adjusted EBITDA Margin (%)	Revenue Growth Rate (%)	Adjusted EBITDA Margin (%)	Revenue Growth Rate (%)	Adjusted EBITDA Margin (%)	PSU Payout Opportunity
Threshold	3.5%	Prior Year Actual	3.5%	Prior Year Actual	3.5%	Prior Year Actual	50%
Target	5.5%	5.8%	5.7%	10% Growth from Prior Year Actual	5.7%	10% Growth from Prior Year Actual	100%
Maximum	15%	14.5%	15%	150% of Target	15%	150% of Target	200%
Based on 2021 year-end results, the Committee determined that 82.3% of the target PSUs were earned for the 2021 performance period. The Company achieved 5.9% for Revenue Growth and 5.3% for Adjusted EBITDA Margin. These PSUs will be banked and will vest at the end of the full three-year performance cycle. The target PSU grant value, number of PSUs at target and actual PSUs earned and banked for 2021 are set forth in the table below:

NEO	1/3 PSU Award Value at Target ($)	1/3 PSUs at Target (#)	2021 PSUs Earned & Banked (#)
Benjamin Wolin	$733,000	19,976	16,440
Matthew Foulston	$253,000	6,900	5,678
Matthew Malenfant	$326,000	11,423	9,400
Georgina Wraight	$160,000	4,358	3,586
Dustin Finer	$133,333	3,632	2,989
2020 New Way to Work (NWOW) PSU Three-Year Plan

In 2020, the Compensation and Talent Committee approved a long-term incentive program for our NEOs to help drive the longer-term performance of the Company and to align with our New Way to Work (NWOW) initiative. This plan is based on an award mix of 60% PSUs and 40% RSUs that vest over three years.

The Company rolled out the NWOW program in 2020 to help the Company perform and grow more aggressively. Specifically, the plan incentivized incremental EBITDA performance. In order to earn the NWOW PSUs, the Company must achieve against established Adjusted EBITDA goals set for each year of the three year performance period. Awards are earned and vest annually.

The following table outlines the Adjusted EBITDA goals for the remaining two years of the NWOW three-year performance cycle plan.

	Performance as a % of Target	Adjusted EBITDA ($M)		NWOW PSU Payout Opportunity
		2021	2022
Threshold	85%	$233.8	$276.3	50%
Target Range	96.5% - 103.5%	$265.4 - $284.6	$313.6 - $336.4	100%
Maximum	115%	$316.3	$373.8	125%
Based on actual performance for the 2021 year, the Company achieved $245.1 million in Adjusted EBITDA and earned an NWOW payout of 83.03%.

The one-third of the target PSU grant value, number of PSUs at target and actual PSUs earned and vested for 2021 are set forth in the table below:

NEO	1/3 PSU Award Value At Target ($)	1/3 PSUs at Target (#)	2021 Actual PSUs Earned (#)
Benjamin Wolin	$833,000	133,976	111,240
Matthew Foulston	$300,000	24,979	20,740
Matthew Malenfant	$520,000	21,086	17,507
Georgina Wraight	$583,000	42,579	35,353
Dustin Finer	$583,000	42,579	35,353
Other Compensation Practices, Policies and Guidelines
Stock Ownership Guidelines
Our executive officers are subject to stock ownership guidelines, which were designed to further align their interests with those of our shareholders. These guidelines are also designed to encourage our executive officers to manage the Company from an owner’s perspective. Our stock ownership guidelines for our executive officers were amended in October 2021 to modify what counts towards the achievement of these guidelines. Our executive officer guidelines are as follows:

Position	Guideline
Chief Executive Officer	Five (5) times annual base salary
Direct Reports of the CEO	Three (3) times annual base salary
Other Executive Officers	Two (2) times annual base salary
The following count towards the achievement of these guidelines:
•stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children
•shares held in a trust for the economic benefit of the executive or his/her spouse and/or children

Executive officers have five (5) years from the date of hire or date of appointment to attain compliance with the stock ownership guidelines. Until the required ownership levels are met, each of our executive officers (including the CEO) must maintain at least 50% of all net shares. Each of our NEOs is on track to achieve compliance within the required attainment period.

Anti-Hedging and Pledging Policy

Pursuant to our Insider Trading Policy, we prohibit our employees, including the NEOs and members of the Board, from engaging in any hedging or monetization transactions relating to our equity securities, including through the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. We also prohibit our employees, including the NEOs and members of the Board, from holding our equity securities in a margin account or otherwise pledging our equity securities as collateral for a loan.

Claw Back Policy

Our Claw Back Policy is a stand-alone policy that applies to all Section 16 Officers as well as all direct reports to the Chief Executive Officer, which includes all our NEOs. The Claw Back Policy applies to bonuses and awards under the Short-Term and Long-Term Incentive plans of the Company and under the Company's deferred compensation plans where the contributions are based on the achievement of financial results.

Other Benefits and Perquisites

Our U.S. based executive officers are eligible to participate in all U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 30 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match employee contributions to our 401(k) plan at 100% on the first 3% of the participating employee's eligible compensation contributed and 50% on the next 2%, resulting in a maximum Company match of 4% of the participating employee’s eligible compensation, subject to certain additional statutory limitations. We also offer an employee stock purchase plan for U.S. based employees that allows participants to purchase shares of our common stock at a 15% discount to the market price, determined pursuant to the plan. Our non-U.S. based executive officers are entitled to such employee benefits as statutorily prescribed in their home countries and to certain other market prevalent practices.

Other executive benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with hiring a new executive officer, we have reimbursed our executive officers for reasonable relocation expenses and paid sign-on bonuses. We believe these benefits were necessary in order to attract such individuals to join our Company and are consistent with market practices.

None of our NEOs are entitled to tax gross-up payments for golden parachute payments or for non-qualified deferred compensation under the terms of their employment agreements.

Risk Assessment

We believe that a majority of an NEO’s total compensation should be variable compensation, meaning it should be tied to the Company’s financial performance. However, because incentives play a large role in our compensation programs, we strive to ensure that they do not result in actions that may conflict with the long-term best interests of the Company and our shareholders. Therefore, the Compensation and Talent Committee evaluates our plans and policies (applicable to executive officers and employees) for attributes that could cause excessive risk-taking. We concluded that our programs and policies do not encourage excessive risk-taking because: (a) the salary component of our program is a fixed amount and approved by the Compensation and Talent Committee; (b) the majority of the average compensation paid to our executive officers is delivered in the form of equity ownership, which aligns the interest of our executive officers with those of our shareholders; (c) NEOs are subject to our stock ownership guidelines; and (d) the short- and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) our equity-based incentives encourage a longer-term focus, and (iii) review and approval of final awards by our Compensation and Talent Committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under our plans to approve, modify, or eliminate any award earned.

Employment and Severance Agreements with our NEOs

Our NEOs are entitled to benefits in the event their employment terminates under specified circumstances. Our Compensation and Talent Committee believes that the severance and change of control benefits offered are appropriate to properly retain the executive during a change in control situation. Our Company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the Company, including non-competition and non-solicitation provisions, as a condition to receiving severance or change in control benefits. Our Compensation and Talent Committee believes these arrangements also protect shareholder interests by enhancing our executive officers' focus during a potential or actual change in control by providing incentives to the executive officers to remain with the Company despite uncertainties about their future roles at the Company while a transaction is under consideration or pending.

Pursuant to their employment agreements, none of our executive officers are entitled to tax gross-ups or gross-ups for golden parachute payments or for non-qualified deferred compensation. Material terms of the employment agreement with each NEO are as follows:

Benjamin Wolin’s Employment Agreement. The Company and Mr. Wolin entered into an agreement, effective March 20, 2020, to reflect Mr. Wolin’s appointment as full-time President and Chief Executive Officer. Mr. Wolin’s agreement continues until terminated in accordance with its terms. If Mr. Wolin is terminated by the Company without cause or resigns for good reason, Mr. Wolin is entitled to receive continued base salary for 18 months, a pro-rated annual bonus, and continued COBRA coverage for 18 months. In addition, a portion of any performance-based equity awards which would have vested if the vesting period for such awards ended on the date of termination, based upon the actual level of performance through the termination date, vest immediately prior to the termination date, and any time-based equity awards will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination the agreement. The agreement also provides that if Mr. Wolin’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 24 months after, a change in control of the Company, Mr. Wolin will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned the preceding year, 18 months base salary, plus a pro-rata portion of his bonus at target level for the year of termination, each paid in a lump sum, and COBRA coverage for a period of eighteen months. In addition, a portion of any performance-based equity awards shall vest immediately prior to the termination date with such pro-rata portion to be determined by a formula based on the length of Mr. Wolin’s employment through the termination date and any unvested time-based vesting equity awards will accelerate and become fully vested.

Matthew Foulston’s Employment Agreement. The Company and Mr. Foulston entered into an agreement, effective June 1, 2020, to reflect Mr. Foulston’s terms and conditions of employment as our Executive Vice President and Chief Financial Officer. If Mr. Foulston is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Foulston is entitled to receive continued base salary for 12 months, an amount equal to his target annual bonus, payable at the same time that bonuses are otherwise paid to Company employees, and continued COBRA coverage for 18 months. The agreement also provides that if Mr. Foulston’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 18 months, and the acceleration of all unvested equity.

Matthew Malenfant’s Employment Agreement. The Company and Mr. Malenfant entered into an agreement, May 18, 2020, which governs the terms and conditions of his employment as our Chief Commercial Officer. If Mr. Malenfant is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Malenfant is entitled to receive continued base salary for 12 months, an amount equal to his target annual bonus, payable at the same time that bonuses are otherwise paid to Company employees, and continued COBRA coverage for 18 months. The agreement also provides that if Mr. Malenfant’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 18 months, and the acceleration of all unvested equity.

Georgina Wraight’s Employment Agreement. Ms. Wraight’s employment agreement governs the terms and conditions of her employment as our Executive Vice President and President, Global Technology Solutions. If Ms. Wraight is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Ms. Wraight is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for 12 months. The agreement also provides that if Ms. Wraight’s employment is terminated by the Company without cause, or by her for good reason, within two months before, or 12 months after, a change in control of the Company, she is entitled to receive a multiple of one time her base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.

Dustin Finer’s Employment Agreement. The Company and Mr. Finer entered into an agreement, effective November 1, 2019, which governs the terms and conditions of his employment as our Chief Administrative Officer. If Mr. Finer is terminated by the Company without cause or resigns for good reason (which includes non-renewal of the employment term by us), Mr. Finer is entitled to receive continued base salary for 12 months, a pro-rated annual bonus, and continued COBRA coverage for 12 months. The agreement also provides that if Mr. Finer’s employment is terminated by the Company without cause, or by him for good reason, within two months before, or 12 months after, a change in control of the Company, he is entitled to receive a multiple of one time his base salary, plus target bonus opportunity, COBRA coverage for 12 months, and the acceleration of all unvested equity.

Terms Applicable to All Employment Agreements with NEOs

The employment agreements described above contain restrictive covenants pursuant to which the NEOs have agreed to refrain from competing with us or soliciting our employees or customers for, in the case of Mr. Wolin, an 18-month period following Mr. Wolin’s termination of employment and, in the case of the other NEOs, a 12-month period following the executive’s termination of employment.

Payments and benefits under the employment agreements are reduced to the maximum amount that does not trigger the excise tax under Internal Revenue Code sections 280G and 4999 unless the NEO would be better off (on an after-tax basis) if the NEO received all payments and benefits and paid all excise and income taxes, and all severance payments described above are payable contingent on the applicable NEO’s execution and non-revocation of a release of claims against the Company.
For purposes of the employment agreements:
•“cause” generally means, subject to certain notice requirements and cure rights, the executive’s: (i) knowing and material dishonesty or fraud committed in connection with the executive’s employment; (ii) theft, misappropriation or embezzlement of our funds; (iii) repeatedly negligently performing or repeatedly negligently failing to perform, or willfully refusing to perform, the executive’s duties to us (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (iv) conviction of or a plea of guilty or nolo contendere to any felony, a crime involving fraud or misrepresentation, or any other crime (whether or not connected with the executive’s employment) the effect of which is likely to adversely affect us or our affiliates; (v) material breach of any of the provisions or covenants set forth in the employment agreement; or (vi) a material breach of our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors.
•“good reason” generally means, subject to certain notice requirements and cure rights, (i) material diminution of the executive’s authority, duties or responsibilities; (ii) a relocation of our offices at which the executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation; (iii) a material diminution in the executive’s base salary; (iv) non-renewal of the employment agreement; or (v) any action or inaction that constitutes a material breach by us of a material provision of the employment agreement.
•“change in control” has the meaning set forth in our 2019 Omnibus Incentive Compensation Plan.

Tax and Accounting Considerations

In structuring our executive compensation programs, our Compensation and Talent Committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.

Our Compensation and Talent Committee has not adopted a policy requiring all executive compensation to be fully deductible. However, the limitation on deductibility imposed by Section 162(m) is one of the considerations we take into account in designing our executive compensation programs. Our Compensation and Talent Committee reserves the right to use its judgment to authorize compensation payments that are not deductible by reason of the Section 162(m) limitation when it believes these payments are appropriate. Neither the Company nor the Compensation and Talent Committee warrants that any compensation payable to an executive or other employee will be deductible.

2021 CEO Pay Ratio Summary

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median compensated employee and the annual total compensation of Mr. Wolin, our Chief Executive Officer.

For the fiscal year ending December 31, 2021, our last completed fiscal year:
•The annual total compensation of the individual identified as the median compensated employee of the Company (other than our CEO) was $46,797.
•The annual total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $6,518,724.
As a result, for fiscal 2021, the ratio of the annual total compensation of Mr. Wolin, our CEO, to the annual total compensation of the median compensated employee was 139 to 1.

In 2021, we do not believe that there were significant changes in our employee population or compensation arrangements that would significantly impact our pay ratio disclosure. Therefore, as allowed by the applicable SEC rules, we used our 2020 median employee for purposes of calculating the pay ratio noted above.

We calculated 2021 annual total compensation for both our median employee and Mr. Wolin using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

In determining the median employee and their annual compensation for 2020, we used the following assumptions and methodology:
•Included all 5,794 employees (excluding the CEO) as of November 1, 2020,
•Excluded employees in 10 countries totaling 4.8% of our population,
•Used base salary, bonus, overtime, and commissions to develop our consistently applied compensation measure (CACM), and
•Annualized base salary and bonus amounts in the CACM for individuals employed less than a full year.

•After identifying the median employee, we calculated annual total compensation for this employee using the same methodology we use for calculating the total compensation of our CEO as set forth in the Summary Compensation Table.

REPORT OF THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this Compensation and Talent Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION AND TALENT COMMITTEE

Edward McNamara, Chair
Deborah G. Ellinger
Sandra Peterson
Sharon Wienbar

COMPENSATION TABLES
Summary Compensation Table

The following table presents information regarding compensation of each of the NEOs during 2021. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary [1]	Stock Awards [2]	Option Awards	Non-Equity Incentive Plan Compensation [3]	All Other Compensation [4]	Total
Benjamin Wolin President and CEO	2021	$1,000,000	$5,500,000	$—	$—	$18,724	$6,518,724
	2020	$897,500	$2,500,000	$—	$1,082,621	$10,869	$4,490,990
	2019	$164,712	$3,500,000	$—	$—	$25,500	$3,690,212
Matthew Foulston Executive Vice President and Chief Financial Officer	2021	$600,000	$1,900,000	$—	$—	$24,662	$2,524,662
	2020	$326,827	$2,250,000	$—	$295,373	$7,373	$2,879,573
	2019	$—	$—	$—	$—	$—	$—
Matthew Malenfant Chief Commercial Officer	2021	$504,808	$2,200,000	$—	$—	$28,817	$2,733,625
	2020	$288,462	$1,250,000	$—	$237,454	$7,101	$1,783,017
	2019	$—	$—	$—	$—	$—	$—
Georgina Wraight Executive Vice President and President, Global Technology Solutions	2021	$533,077	$1,200,000	$—	$—	$30,324	$1,763,401
	2020	$514,567	$2,850,000	$—	$463,073	$26,146	$3,853,786
	2019	$378,494	$300,001	$300,001	$185,218	$25,088	$1,188,802
Dustin Finer Chief Administrative Officer	2021	$480,000	$1,000,000	$—	$—	$72,668	$1,552,668
	2020	$449,077	$2,750,000	$—	$404,137	$128,009	$3,731,223
	2019	$124,315	$1,000,000	$—	$61,412	$25,002	$1,210,729

1 The amounts reflect the base salary earned by the NEOs during the fiscal year.
2 Represents the grant date fair value of the awards computed in accordance with ASC 718. See the tables below "Outstanding Equity Awards at 2021 Fiscal Year End" for details on vesting of the awards.
3 The amounts reflect bonus payments to our NEOs under the Annual Incentive Plan. See Annual Incentive Plan.
4 All Other Compensation includes the following for each of the NEOs:

Name	Year	Housing Allowance	Relocation	Pension Allowance/ 401(k) Match	Family Private Healthcare Insurance	Health Allowance	Income Protection	Life Insurance with Death Benefit
Benjamin Wolin	2021	$—	$—	$—	$17,090	$—	$1,190	$444
	2020	$—	$—	$—	$10,336	$—	$504	$29
	2019	$15,000	$—	$—	$—	$10,500	$—	$—
Matthew Foulston	2021	$—	$—	$11,600	$11,428	$—	$1,190	$444
	2020	$—	$—	$—	$6,973	$—	$378	$22
	2019	$—	$—	$—	$—	$—	$—	$—
Matthew Malenfant	2021	$—	$—	$11,600	$15,584	$—	$1,190	$444
	2020	$—	$—	$—	$6,577	$—	$230	$294
	2019	$—	$—	$—	$—	$—	$—	$—
Georgina Wraight	2021	$—	$—	$11,600	$17,090	$—	$1,190	$444
	2020	$—	$—	$11,400	$13,947	$—	$756	$43
	2019	$—	$—	$11,200	$13,544	$—	$—	$344
Dustin Finer	2021	$—	$45,198	$11,600	$14,237	$—	$1,190	$444
	2020	$30,454	$77,917	$4,892	$13,947	$—	$756	$43
	2019	$22,500	$—	$—	$2,439	$—	$—	$63

Grants of Plan Based Awards for Fiscal Year 2021
The following table sets forth information regarding all plan-based grants to our NEOs during the fiscal year ended December 31, 2021. The equity awards to our NEOs shown below were granted under our 2019 Omnibus Incentive Compensation Plan.

Name	Grant Date	Type of Award	Shares of Restricted or Performance Stock Units (#)	Maximum Shares of Performance Stock Units (#)	Grant date fair value of stock awards [1]
Benjamin Wolin	3/1/2021	PSU	59,929	119,858	$2,045,377
		RSU	89,893		$3,068,048
Matthew Foulston	3/1/2021	PSU	20,702	41,404	$706,559
		RSU	31,054		$1,059,873
Matthew Malenfant	3/1/2021	PSU	13,075	26,150	$446,250
		RSU	19,613		$669,392
	9/1/2021	PSU	21,195	42,390	$461,203
		RSU	21,195		$461,203
Georgina Wraight	3/1/2021	PSU	13,075	26,150	$446,250
		RSU	19,613		$669,392
Dustin Finer	3/1/2021	PSU	10,896	21,792	$371,880
		RSU	16,344		$557,821
1 The grant date fair value is the total amount that the Company will recognize as expense under applicable accounting requirements if the shares awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with ASC 718. The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With respect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the target (100%) level of achievement.

Outstanding Equity Awards at 2021 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs at December 31, 2021.

Name		Option awards				Stock awards
	Grant Date	Securities underlying unexercised options (#) exercisable	Securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Benjamin Wolin	10/21/2019					172,929	$3,453,392
	3/20/2020					267,953	$5,351,021
	3/1/2021					149,822	$2,991,945
Matthew Foulston	6/1/2020					124,896	$2,494,173
	3/1/2021					51,756	$1,033,567
Matthew Malenfant	5/18/2020					84,346	$1,684,390
	3/1/2021					32,688	$652,779
	9/1/2021					42,390	$846,528
Georgina Wraight	1/28/2019	59,787		$8.60	1/28/2028
	2/27/2019	15,748	7,876	$37.47	2/27/2029
	2/27/2019					2,670	$53,320
	1/14/2020					138,686	$2,769,559
	3/1/2021					32,688	$652,779
Dustin Finer	9/23/2019					25,941	$518,042
	1/14/2020					133,820	$2,672,385
	3/1/2021					27,240	$543,983

Option Exercises and Stock Vested for Fiscal Year 2021
The following table sets forth the number of shares acquired upon exercise of stock options by our NEOs in 2021 and the value realized upon exercise, and the number of restricted stock units that vested for our NEOs in 2021 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

Name	Option awards			Stock awards
	Date	Shares acquired on exercise (#) [1]	Value realized on exercise ($) [2]	Date	Shares acquired on vesting (#) [3]	Value realized on vesting ($) [4]
Benjamin Wolin				1/21/2021	21,615	$853,144
				4/21/2021	21,615	$630,510
				5/14/2021	153,962	$3,984,537
				7/21/2021	21,615	$545,563
				10/21/2021	21,615	$438,785
Matthew Foulston				5/14/2021	28,705	$742,885
				6/1/2021	37,468	$1,033,742
Matthew Malenfant				5/14/2021	25,507	$660,121
				5/18/2021	21,086	$552,664
Georgina Wraight				1/14/2021	26,763	$1,028,234
				2/27/2021	2,668	$99,143
				5/14/2021	37,316	$965,738
Dustin Finer				1/14/2021	24,330	$934,759
				5/14/2021	48,931	$1,266,334
				9/23/2021	25,940	$520,875
1 The amounts reported in this column represent the gross number of shares acquired upon exercise of vested options without taking into account any shares that may have been withheld to cover option exercise price or applicable tax obligations.
2 The amounts reported in this column represent the taxable income recognized upon exercise of vested stock options calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the market price of common stock at exercise and the exercise price of the options.
3 The amounts reported in this column represent the gross number of shares acquired upon the vesting of stock awards/units without taking into account any shares that may have been withheld to satisfy tax obligations.
4 The amounts reported in this column represent the taxable income recognized upon the vesting of awards/units calculated by multiplying the gross number of awards/units vested by the closing price of common stock on the Nasdaq stock market on the vesting date.
Potential Payments Upon Termination or Change in Control
Potential Payments Upon Termination Other Than Following a Change in Control
The following table sets forth the estimated benefits that each of our NEOs would be entitled to receive upon termination of his or her employment (other than a termination in connection with a change in control) if we terminated the NEO’s employment without cause, or the NEO terminated his or her employment for good reason, as provided in his or her employment agreement. These disclosed amounts assume the NEO’s employment terminated on December 31, 2021. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that he or she becomes eligible for payment following his or her termination. In order for an NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations.

Name	Severance Amount	Early Vesting of RSUs	Early Vesting of PSUs	Other	Total
Benjamin Wolin	$2,500,000	$2,770,019	$2,221,463	$31,582	$7,523,063
Matthew Foulston	$1,050,000	$—	$—	$32,776	$1,082,776
Matthew Malenfant	$945,000	$—	$—	$21,851	$966,851
Georgina Wraight	$962,500	$—	$—	$21,055	$983,555
Dustin Finer	$840,000	$—	$—	$21,851	$861,851
Potential Payments Upon Termination Following a Change in Control or During a Potential Change In Control
The following table sets for the estimated benefits that each of our NEOs would, as of December 31, 2021, be entitled to receive if his or her employment were terminated by the Company without cause, or if he or she terminated his or her employment with us for good reason, within two months before, or 12 months after a change in control of the Company. These disclosed amounts assume the NEO’s employment terminated on December 31, 2021. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that the become eligible for payment and would only be payable if a change in control of the Company were to occur. The table below reflects the amount that could be payable under various arrangements assuming that the change in control of the Company occurred on December 31, 2021 and the NEOs employment was immediately terminated. In order for a NEO to be eligible to receive any of the payments and benefits described below, he or she must execute a general release of claims against the Company and continue to abide by his or her restrictive covenant obligations.

Name	Severance Amount	Early Vesting of RSUs	Early Vesting of PSUs	Other	Total
Benjamin Wolin	$2,500,000	$5,248,555	$2,221,463	$31,582	$10,001,600
Matthew Foulston	$1,050,000	$1,496,512	$1,414,695	$32,776	$3,993,983
Matthew Malenfant	$945,000	$1,657,131	$1,414,695	$21,851	$4,038,676
Georgina Wraight	$962,500	$1,513,946	$261,108	$21,055	$2,758,608
Dustin Finer	$840,000	$1,816,212	$1,556,122	$21,851	$4,234,185

Potential Payments Upon Termination Due to Death or Disability
No payments are due under the employment agreements with our NEOs, other than any amounts otherwise due and owing, if the executive’s employment is terminated by the Company by reason of death or disability.

Proposal 2 - Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Proposal Summary
On February 15, 2022 we appointed BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2022. We are asking shareholders to ratify our Audit Committee’s selection.
We are not required to have the shareholders ratify the appointment of BDO as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO but may retain such independent auditor. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.
Representatives of BDO are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our shareholders.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees and related expenses paid by us to BDO for professional services rendered for the audit of the financial statements for the year ended December 31, 2021 and December 31, 2020.

	2021	2020
Audit Fees	$3,956,000	$4,032,000
Audit Related Fees	$517,700	$777,500
Tax Fees	$24,000	$22,000
Total Fees	$4,497,700	$4,831,500
Audit Fees. The audit fees listed were for professional services rendered by BDO in connection with work done in preparation of the audits of the consolidated financial statements, audit of our internal control over financial reporting, reviews of the consolidated financial statements, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC.
Audit Related Fees. The audit-related fees were for services rendered by BDO for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements. The services performed include, but are not limited to, employee benefit plan audits, consultations on financial accounting and reporting matters not classified as audit, and additional fees relating to the 2020 US & UK Audits that were billed after the Company's Proxy Statement was filed on April 2, 2021 and paid in 2021.

Tax Fees. The tax fees listed were for services related to tax compliance, tax advice and tax planning services rendered by BDO. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All these services were approved by our Audit Committee.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Composition

The Audit Committee is currently composed of five independent directors, Ms. Helton, Ms. Wienbar, and Messrs. Fonteyne, Manoff and McNamara, and operates pursuant to a written charter. All five members are deemed to be an “audit committee financial expert” as currently defined under SEC rules.

Responsibilities

The Audit Committee is responsible overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, and review of the performance of the Audit Committee. The Committee also regularly receives and reviews reports from the third party whistleblower hotline provider.

The Audit Committee ensures that the Company establishes and appropriately resources a professional and independent internal audit function and that there are no unjustified restrictions or limitations imposed on that function. In addition to reviewing and approving the annual internal audit plan and overseeing other internal audit activities, the audit committee reviews and discusses the results of internal audit assessments.

The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Audit Committee relies on the expertise of the Company’s management, internal audit department, and the independent auditor in carrying out its oversight responsibilities.

The Company’s independent registered public accounting firm, BDO USA, LLP (“BDO”), is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process and to select, appoint, compensate, and evaluate the performance of the independent registered public accounting firm.

Activities

The Audit Committee performed the following key activities in order to discharge its responsibilities:

•The Audit Committee has reviewed and discussed the financial statements with management.
•The Audit Committee also discussed with management and BDO the quality and adequacy of the Company’s internal controls and internal audit department’s organization, responsibilities, budget, and staffing;
•The Audit Committee reviewed with BDO and internal auditors their audit plans, audit scope, and identification of audit risks;
•The Audit Committee discussed and reviewed with BDO all communications required by the PCAOB and the SEC, and, with and without management present, discussed and reviewed the results of BDO’s audit of financial statements, including critical audit matters. The Audit Committee also discussed the results of the internal audit examinations and SOX assessments; and
•The Audit Committee conducted separate executive sessions with the Company’s chief financial officer, head of internal audit, and the chief ethics and compliance officer.

Independence of BDO

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from BDO a formal written statement describing all of the relationships between BDO and the Company that might bear on their independence, consistent with the applicable requirements of the PCAOB, and discussed with BDO any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to BDO’s independence.

In order to assure that both provision of audit and non-audit services provided by BDO do not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by BDO, and all other services, including review, attestation and non-audit services.

Recommendation

Based on the Audit Committee’s aforementioned discussions with management and BDO, and the Audit Committee’s review of the representation of management and the report of BDO, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10K for the year ended December 31, 2021, for filing with the SEC.

Respectfully submitted by the Audit Committee:

Sandra L. Helton, Chair
Paul R. Fonteyne
Mark J. Manoff
Edward M. McNamara
Sharon Wienbar

Proposal 3 – Non-Binding Advisory Vote to Approve Compensation Paid to Named Executive Officers
Proposal Summary
In accordance with Section 14A of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the compensation tables and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. However, our Compensation and Talent Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our shareholders.
Our Compensation and Talent Committee has focused on designing our executive compensation programs to align with shareholder value and ensure that we are focused on executing on our transformation and integration to create shareholder value. As discussed in “2021 Executive Compensation Program Highlights” in the CD&A, our executive compensation program provides an effective means to align executive compensation with achievement relative to specific financial and operational performance goals, as well as with long-term shareholder returns.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Our Board of Directors is asking shareholders to approve on an advisory, non-binding basis, the following resolution:
RESOLVED, that the shareholders of Covetrus, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE
“FOR”
APPROVAL OF OUR COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS

BENEFICIAL OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table provides information with respect to the beneficial ownership of our common stock as of December 31, 2021 by:
•Each person known by us to beneficially own (or have the right to acquire within 60 days) more than 5% of the outstanding shares of our common stock.
•Each of our Directors.
•Each executive officer named in the “Summary Compensation Table” (each a “named executive officer,” or “NEO”).
•All of our Directors and executive officers as a group.
Percentage ownership calculations are based on 138,011,969 shares of common stock outstanding as of December 31, 2021.

Directors [1]	Shares of Common Stock Beneficially Owned	Options Currently Exercisable or within 60 days of December 31, 2021	Restricted Stock Units Vested within 60 days of December 31, 2021	Percentage of Outstanding Securities
Ellinger, Deborah [2]	20,741	—	—	*
Fonteyne, Paul [3]	5,000	—	—	*
Helton, Sandra [4]	30,377	—	—	*
Laskawy, Philip [5]	7,346	—	—	*
Manoff, Mark [6]	18,877	—	—	*
McNamara, Edward [7]	58,614	77,435	—	*
Paladino, Steven [8]	67,126	—	—	*
Peterson, Sandra [9]	15,946	—	—	*
Sachdev, Ravi [10]	30,377	—	—	*
Wienbar, Sharon	—	—	—	*
Named Executive Officers [1]
Wolin, Benjamin [11]	137,067	—	51,279	*
Foulston, Matthew [12]	42,597	—	10,247	*
Finer, Dustin [13]	43,762	—	29,724	*
Wraight, Georgina [14]	35,315	77,553	35,906	*
Malenfant, Matthew [15]	31,137	—	6,472	*
All Directors and Officers as a Group, including the foregoing [16]	544,282	154,988	133,628	*
Certain Other Beneficial Owners
BlackRock, Inc. [17]	16,486,343	—	—	11.9%
CD&R VFC Holdings, L.P. [18]	33,670,541	—	—	24.4%
Vanguard Group, Inc. [19]	11,226,890	—	—	8.1%
Wellington Management Group LLP [20]	7,872,445	—	—	5.7%
* less than 1%
1 c/o Covetrus, Inc. 7 Custom House Street, Portland, Maine 04101
2 Represents 20,741 shares owned directly and over which Deborah Ellinger has sole voting and dispositive power.
3 Represents 5,000 shares owned directly and over which Paul Fonteyne has sole voting and dispositive power.
4 Represents 30,377 shares owned directly and over which Sandra Helton has sole voting and dispositive power.
5 Represents 7,346 shares owned directly and over which Philip Laskawy has sole voting and dispositive power.
6 Represents 18,877 shares owned directly and over which Mark Manoff has sole voting and dispositive power.

7 Represents (i) 58,614 shares owned directly and over which Edward McNamara has sole voting and dispositive power and (ii) 77,435 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2021.
8 Represents 67,126 shares owned directly and over which Steven Paladino has sole voting and dispositive power.
9 Represents 15,946 shares owned directly and over which Sandra Peterson has sole voting and dispositive power.
10 Represents 30,377 shares owned directly and over which Ravi Sachdev has sole voting and dispositive power.
11 Represents (i) 137,067 shares owned directly and over which Benjamin Wolin has sole voting and dispositive power and (ii) 51,279 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2021.
12 Represents (i) 42,597 shares owned directly and over which Matthew Foulston has sole voting and dispositive power and (ii) 10,247 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2021.
13 Represents (i) 43,762 shares owned directly and over which Dustin Finer has sole voting and dispositive power and (ii) 29,724 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2021.
14 Represents (i) 35,315 shares owned directly and over which Georgina Wraight has sole voting and dispositive power, (ii) 77,553 shares underlying stock options that are currently exercisable or that will become exercisable within 60 days of December 31, 2021, and (iii) 35,906 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2021.
15 Represents (i) 31,137 shares owned directly and over which Matthew Malenfant has sole voting and dispositive power and (ii) 6,472 shares of common stock underlying RSUs that will vest within 60 days after December 31, 2021.
16 Includes (i) with respect to all directors and Named Executive Officers, (a) 544,282 shares, directly or indirectly, beneficially owned, (b) 154,988 shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2021, and (c) 133,628 shares of common stock underlying RSUs that are currently exercisable or that will become exercisable within 60 days of December 31, 2021, and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) no shares, directly or indirectly, beneficially owned, (b) no shares underlying options that are currently exercisable or that will become exercisable within 60 days of December 31, 2021, and (c) no shares of common stock underlying RSUs that will vest within 60 days of December 31, 2021.
17 Based solely on information set forth in Schedule 13G (Amendment No. 4) filed with the SEC on January 27, 2022, Blackrock, Inc., reported that it and its subsidiaries listed on Exhibit A to Schedule 13G (Amendment No. 4) were the beneficial owners of 16,486,343 shares of Covetrus' outstanding common stock as of December 31, 2021. BlackRock reported having sole voting power for 16,217,914 shares and sole dispositive power of 16,486,343 shares. No shared voting or dispositive powers were reported. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.
18 Based solely on information set forth in Schedule 13D (Amendment No.3) filed with the SEC on November 20, 2020, CD&R VFC Holdings, L.P. reported that it was the beneficial owner of 33,670,541 shares of outstanding Common Stock. 14,357,478 shares of Common Stock were issued on September 9, 2020 upon conversion of 159,368 shares of the Company's Series A Preferred Stock, at the option of the issuer, pursuant to the terms of the Certificate of Designations. 8,246,585 of such shares of Common Stock were issued on November 18, 2020 upon conversion by the issuer of 90,632 shares of Series A Preferred Stock, which included accrued dividends in respect of the 90,632 shares of Series A Preferred Stock in the form of 81,540 shares of Common Stock Series. CD&R reported having sole voting power for 33,670,541 shares of Common Stock and sole dispositive power of 33,670,541 shares of Common Stock. No shared voting or dispositive powers were reported. The address of CD&R is c/o Clayton, Dubilier & Rice, L.P., 375 Park Avenue, New York, New York 10152.
19 Based solely on information set forth in Schedule 13G (Amendment No. 2) filed with the SEC on February 19, 2022, The Vanguard Group reported that it was the beneficial owner of 11,226,890 shares of Covetrus' outstanding common stock as of December 31, 2021. The Vanguard Group had the sole power to dispose of 11,052,541 shares; the shared power to vote 83,623 shares; and the shared power to dispose of 174,349 shares. No sole voting power was reported. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
20 Based solely on information set forth in Schedule 13G filed with the SEC on February 4, 2022, Wellington Management Group LLP reported that it was the beneficial owner of 7,872,445 shares of Covetrus' outstanding common stock as of December 31, 2021. Wellington Management Group LLP had shared voting power of 6,560,301 shares and shared dispositive power of 7,872,445 shares of Covetrus' outstanding common stock. No sole voting or dispositive powers were reported. The address for Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and the other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2021, with the exception that transactions for each of Mr. Malenfant and Ms. Kidd were not timely reported due to an administrative error, resulting in one (1) report on Form 4 not being timely filed, representing one (1) transaction, and one (1) report on Form 3 not being timely filed.

Exhibit A

Covetrus, Inc.
Supplemental Reconciliation of GAAP Net Income to Adjusted EBITDA (unaudited, in millions)

GAAP Net Sales	$4,575
Plus: Foreign exchange and other normalization adjustments	21
Adjusted Net Sales for STIP Purposes	4,596

Net income (loss) attributable to Covetrus, Inc	$(54)
Plus: Depreciation and Amortization	171
Plus: Interest, net	32
EBITDA	149

Plus: Stock Based Comp	46
Plus: Strategic Consulting	20
Plus: Transactions Costs	3
Plus: Separation programs and exec severance	14
Plus: Formation of CVET	2
Plus: Equity method and non-consolidated affiliates	3
Plus: Other impairments	7
Adjusted EBITDA	244
Plus: Foreign exchange and other normalization adjustments	1
Adjusted EBITDA for STIP Purposes	$245

Use of Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, we consider and use non-GAAP financial measures as supplemental measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.
In evaluating our business, we consider and use Adjusted EBITDA as a non-GAAP supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among other), and for purposes of the STIP, normalized for the impact of foreign exchange fluctuations and legal accrual. Management believes this non-GAAP measure is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

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P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/CVET** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-390-6298** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/CVET

Covetrus, Inc.

Annual Meeting of Shareholders

For Shareholders as of March 14, 2022

TIME: Wednesday, May 11, 2022 10:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/CVET for more details.

This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Margie B. Pritchard, as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes her to vote all the shares of capital stock of Covetrus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in her discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In her discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE
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Covetrus, Inc.
Annual Meeting of Shareholders

Please make your marks like this: ☒ Use dark black pencil or pen only
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1, 2 AND 3:

PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1. Election of Directors				
	FOR	AGAINST	ABSTAIN	
1.01 Deborah G. Ellinger	☐	☐	☐	**FOR**
1.02 Paul Fonteyne	☐	☐	☐	**FOR**
1.03 Sandra L. Helton	☐	☐	☐	**FOR**
1.04 Philip A. Laskawy	☐	☐	☐	**FOR**
1.05 Mark J. Manoff	☐	☐	☐	**FOR**
1.06 Edward M. McNamara	☐	☐	☐	**FOR**
1.07 Steven Paladino	☐	☐	☐	**FOR**
1.08 Sandra Peterson	☐	☐	☐	**FOR**
1.09 Ravi Sachdev	☐	☐	☐	**FOR**
1.10 Sharon Wienbar	☐	☐	☐	**FOR**
1.11 Benjamin Wolin	☐	☐	☐	**FOR**
	FOR	AGAINST	ABSTAIN	
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐	**FOR**
3. To approve, by a non-binding, advisory vote, the 2021 compensation paid to our named executive officers	☐	☐	☐	**FOR**
4. Transact such other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting

You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/CVET.
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote
Form.

_____________________________________________________________ ____________________________________________________________________
Signature (and Title if applicable) Date        Signature (if held jointly)                Date
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